                                                                    Exhibit 10.1

                                 STUYVESANT TOWN
                               NEW YORK, NEW YORK

                                  PURCHASE AND

                                 SALE AGREEMENT

                                     BETWEEN

                   METROPOLITAN TOWER LIFE INSURANCE COMPANY,

                             a Delaware corporation,

                                   AS SELLER,

                                       AND

                        TISHMAN SPEYER DEVELOPMENT CORP.,

                             a Delaware corporation,

                                  AS PURCHASER

                             As of October 17, 2006

                                TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE................................................    1
   Section 1.1    Agreement of Purchase and Sale...........................    1
   Section 1.2    Reservation of Rights....................................    3
   Section 1.3    Property Defined.........................................    5
   Section 1.4    Purchase Price...........................................    5
   Section 1.5    Payment of Purchase Price................................    5
   Section 1.6    Deposit..................................................    6
   Section 1.7    Escrow Agent.............................................    7
ARTICLE II TITLE AND SURVEY................................................    8
   Section 2.1    Title Inspection.........................................    8
   Section 2.2    Pre-Closing "Gap" Title Defects..........................    8
   Section 2.3    Permitted Exceptions.....................................   10
   Section 2.4    Violations...............................................   12
   Section 2.5    Conveyance of Title......................................   12
ARTICLE III REVIEW OF PROPERTY.............................................   13
   Section 3.1(a) Right of Inspection......................................   13
   Section 3.2(a) Property Reports.........................................   16
   Section 3.3    Pending Administrative and Legal Proceedings.............   17
   Section 3.4    Employee Matters.........................................   18
ARTICLE IV CLOSING.........................................................   19
   Section 4.1    Time and Place...........................................   19
   Section 4.2    Seller's Obligations at Closing..........................   20
   Section 4.3    Purchaser's Obligations at Closing.......................   26
   Section 4.4(A) Credits and Prorations...................................   29
   Section 4.4(B) Transfer of Utilities....................................   37

   Section 4.5    Transaction Taxes and Closing Costs......................   37
   Section 4.6    Conditions Precedent to Obligations of Purchaser.........   38
   Section 4.7    Conditions Precedent to Obligations of Seller............   39
   Section 4.8    Waiver of Conditions.....................................   40
ARTICLE V REPRESENTATIONS, WARRANTIES AND COVENANTS........................   41
   Section 5.1    Representations and Warranties of Seller.................   41
   Section 5.2(a) Seller Knowledge Defined.................................   45
   Section 5.3    Modification of Seller's Representations and Warranties..   46
   Section 5.4    Certain Limitations on Seller's Representations and
                     Warranties............................................   46
   Section 5.5    Survival of Seller's Representations and Warranties......   47
   Section 5.6    No Other Representations or Warranties...................   48
   Section 5.7    Covenants of Seller......................................   49
   Section 5.8    Representations and Warranties of Purchaser..............   52
   Section 5.9    Survival of Purchaser's Representations and Warranties...   56
   Section 5.10   Lead-Based Paint Disclosure..............................   57
ARTICLE VI DEFAULT.........................................................   57
   Section 6.1    Default by Purchaser.....................................   57
   Section 6.2    Default by Seller........................................   57
   Section 6.3    Recoverable Damages......................................   58
   Section 6.4    Indemnity Amount.........................................   58
ARTICLE VII RISK OF LOSS...................................................   59
   Section 7.1    Minor Damage or Condemnation.............................   59
   Section 7.2    Major Damage.............................................   60
   Section 7.3    Definition of "Major" Loss or Damage.....................   61
   Section 7.4    General Obligations Law..................................   61

ARTICLE VIII COMMISSIONS...................................................   61
   Section 8.1  Brokerage Commissions......................................   61
ARTICLE IX DISCLAIMERS AND WAIVERS.........................................   62
   Section 9.1    No Reliance on Documents.................................   62
   Section 9.2    AS-IS SALE; DISCLAIMERS..................................   63
   Section 9.3    [Environmental Indemnification...........................   69
   Section 9.4    Survival of Disclaimers..................................   73
ARTICLE X MISCELLANEOUS....................................................   73
   Section 10.1   Confidentiality..........................................   73
   Section 10.2   Public Disclosure........................................   74
   Section 10.3   Assignment...............................................   74
   Section 10.4   Notices..................................................   75
   Section 10.5   Modifications............................................   77
   Section 10.6   Entire Agreement.........................................   77
   Section 10.7   Further Assurances.......................................   77
   Section 10.8   Counterparts.............................................   78
   Section 10.9   Facsimile Signatures.....................................   78
   Section 10.10  Severability.............................................   78
   Section 10.11  Applicable Law...........................................   78
   Section 10.12  No Third-Party Beneficiary...............................   78
   Section 10.13  Captions.................................................   79
   Section 10.14  Construction.............................................   79
   Section 10.15  Recordation..............................................   79
   Section 10.16  Audit Rights and Tenant Reconciliation Statements........   79
   Section 10.17  Communication with Employees.............................   80

   Section 10.18  Termination of Agreement.................................   81
   Section 10.19  1031 Exchange............................................   81
   Section 10.20  No Waiver................................................   82
   Section 10.21  No Survival..............................................   82
   Section 10.22  Transfer Fee.............................................   82
   Section 10.23  Exculpation..............................................   85
   Section 10.24  Cooperation..............................................   86

A     DESCRIPTION OF LAND
A-1   DOMAIN NAMES
B     LIST OF PERSONAL PROPERTY
C     LIST OF OPERATING AGREEMENTS
D     LIST OF PROPERTY REPORTS
D-1   OTHER PROPERTY REPORTS RECEIVED BY PURCHASER
E     FORM OF DEED
F     FORM OF BILL OF SALE
G     FORM OF ASSIGNMENT OF LEASES
H     FORM OF ASSIGNMENT OF CONTRACTS
I     FORM OF TENANT NOTICE
J     NYC NOTICE RE: REVOCABLE CONSENTS
K     ASSIGNMENT OF OTHER PROPERTY RIGHTS
L     ASSIGNMENT OF LITIGATION
M     ASSIGNMENT OF RESIDENTIAL MANAGEMENT AGREEMENT
N     ASSIGNMENT OF LEASING AGREEMENT
O     FIRPTA AFFIDAVIT
P     LIST OF CAPITAL EXPENDITURES
Q     LIST OF TENANT INDUCEMENT COSTS AND LEASING COMMISSIONS
R     LIST OF BROKERAGE AGREEMENTS
S     RESERVED LITIGATION
T     RENT ROLL
T-1   RETAIL AND PROFESSIONAL OFFICE RENT ROLL
T-2   NEW LEASES
T-3   FORM LEASE
U     LEAD WARNING STATEMENT
V     PURCHASER ORGANIZATION STRUCTURE CHART
W     MARKED TITLE COMMITMENT
X     PENDING LITIGATION
Y     TAX CERTIORARI PROCEEDING
Z     DHCR REPORTS
AA    SECURITY DEPOSITS
AB    ENVIRONMENTAL DEFENSE FIRMS
AC    ADDITIONAL INFORMATION

                           PURCHASE AND SALE AGREEMENT

     This PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of October 17, 2006 (the "Effective Date"), by and between METROPOLITAN TOWER LIFE INSURANCE COMPANY, a Delaware corporation ("Seller") and TISHMAN SPEYER DEVELOPMENT CORP., a Delaware corporation ("Purchaser").

                                   WITNESSETH:

                                    ARTICLE I

                                PURCHASE AND SALE

     SECTION 1.1 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, the following:

     (a) that certain tract or parcel of land situated in the County of New York, State of New York, more particularly described in Exhibit A attached hereto and made a part hereof, together with all rights and appurtenances pertaining to such property, including any development rights and any right, title and interest of Seller in and to adjacent streets, alleys or rights of way (the property described in clause (a) of this Section 1.1 being herein referred to collectively as the "Land");

     (b) the buildings, structures, fixtures and other improvements affixed to or located on the Land, excluding fixtures owned by tenants (the property described in clause (b) of this Section 1.1 being herein referred to collectively as the "Improvements");

     (c) excepting all items of personal property owned, financed and/or leased by Seller or any affiliate thereof as a tenant or any other tenant pursuant to any of the Leases (as hereinafter defined), any and all of Seller's right, title and interest in and to all tangible personal property located upon the Land or within the Improvements, including, without limitation, any and all appliances, furniture, carpeting, draperies and curtains, tools and supplies, plans, specifications, drawings, books and building records and other items of personal property owned by Seller (excluding cash, petty cash, bank accounts or other funds of Seller in whatever form the same are held and any software of any kind or any nature whatsoever), located on and used exclusively in connection with the operation of the Land and the Improvements, which personal property includes, without limitation, the personal property listed on Exhibit B attached hereto (the property described in clause (c) of this Section
1.1 being herein referred to collectively as the "Personal Property");

     (d) excepting only Seller's interest, if any, as tenant under any Leases and the interest of any affiliate of Seller, as tenant, under any Leases, any and all of Seller's right, title and interest in and to the commercial, retail and residential market rate or rent stabilized leases, licenses and occupancy agreements and amendments thereof and all guaranties thereof, covering all or any portion of the Real Property (as defined in Section 1.3 hereof), to the extent they are in effect on the date of the Closing (as such term is defined in Section 4.1 hereof) (the property described in clause (d) of this Section 1.1 being herein referred to collectively as the "Leases"), together with, subject to apportionment in accordance with this Agreement, all rents, reimbursements of real estate taxes and operating expenses, payments of additional rent, surcharges and other sums due thereunder (the "Rents") and any and all security deposits in connection therewith including letters of credit (the "Security Deposits");

     (e) such right, title and interest Seller may have in and to (i) the assignable contracts and agreements and the Revocable Consents (as such term is hereinafter defined; collectively, the "Operating Agreements") listed and described on Exhibit C attached hereto and made a part hereof, relating to the upkeep, repair, maintenance, construction and capital improvement or operation of the Land, Improvements or Personal Property, which may be assigned by Seller to Purchaser pursuant hereto, (ii) all assignable existing warranties and guaranties (express or implied) issued to Seller in connection with the Improvements or the Personal Property, (iii) all assignable existing permits, licenses, approvals, authorizations and certificates of occupancy issued by any governmental authority in connection with the Property,
(iv) all of Seller's rights to the name "Stuyvesant Town" (the property described in sub-clauses (e)(i)-(iv) of this Section 1.1 being sometimes herein referred to collectively as the "Intangibles"); and (v) the Residential Management Agreement and the Leasing Agreement (as hereinafter defined); and

     (f) such right, title and interest, if any, Seller may have in and to the domain names for the Property as more particularly described on Exhibit A-1 attached hereto and made a part hereof.

     SECTION 1.2 Reservation of Rights. (a) It is expressly agreed by the parties hereto that, notwithstanding any other provision of this Agreement and any of the documents executed and delivered pursuant hereto, Seller does hereby reserve and retain to and for the benefit of itself and its affiliates, the Reserved Con Ed Claims (as hereinafter defined) and all right, title and interest therein and benefits thereof, at law and/or in equity and nothing herein shall be deemed to limit or impair in any respect Seller's rights and entitlement to independently pursue or enforce any of the Reserved Con Ed Claims by such means as Seller deems necessary or appropriate, provided, that in no event shall Seller resolve any of the Reserved Con Ed Claims if any such resolution would have an adverse effect (except to a de minimus extent) on the Property or Purchaser. Purchaser is not entitled to and Purchaser agrees that it shall not take any actions that result in a waiver, discharge or modification of any of Seller's rights, title, interest and benefits in and to the Reserved Con Ed Claims or attempt to do any of the foregoing. "Reserved Con Ed Claims" shall mean any and all claims, demands, suits, actions, causes of action, administrative proceedings, rights and benefits, claims for and rights of contribution, indemnification and/or any other form of recovery that Seller and Seller's predecessors-in-title may have or assert against Con Ed at law and/or in equity, solely with respect to costs incurred by Seller prior to the Effective Date except for Indemnified Environmental Claims (as hereinafter defined).

     In addition, Seller specifically reserves and retains to and for the benefit of itself and its affiliates, the right, at any time after the Effective Date, to enter into any agreement with ConEd, the New York State Department of Environmental Conservation, the New York State Department of Health and/or any other state, regulatory, federal or governmental agency with respect to the Environmental Condition of the Property and any such agreement shall constitute a Permitted Exception (as hereinafter defined) provided same relates to a period prior to Closing and shall not have an adverse effect (except to a de minimus extent) on the Property or Purchaser. Seller shall reasonably consult with Purchaser in connection therewith.

     (b) Purchaser acknowledges that although Con Ed has made payment reimbursing Seller for some but not all of its costs incurred in connection with Environmental Conditions at the Property: (i) Seller has not made, and Seller expressly does not make, any representation or warranty with respect to Con Ed's willingness to make such reimbursement in the future; (ii) no written contract exists between Seller and Con Ed obligating Con Ed to make reimbursement with respect to such costs; and (iii) Seller has not made and Seller expressly does not make any representations or warranties with respect to Con Ed's future obligations or responsibilities.

     (c) Purchaser covenants and agrees that it shall continue to reasonably co-operate with Con Ed to permit Con Ed reasonable access to the Property in connection with its obligations under the Voluntary Clean-up Program.

     (d) The provisions of this Section 1.2 shall survive the Closing or earlier termination of this Agreement.

     SECTION 1.3 Property Defined. The Land and the Improvements are hereinafter sometimes referred to collectively as the "Real Property." The Land, the Improvements, the Personal Property, the Leases and the Intangibles are hereinafter sometimes referred to collectively as the "Property."

     SECTION 1.4 Purchase Price. Seller is to sell and Purchaser is to purchase the Property for the amount of FOUR BILLION FIFTY MILLION DOLLARS
($4,050,000,000) (the "Purchase Price").

     SECTION 1.5 Payment of Purchase Price. (a) The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable by Purchaser as follows: (i) by the payment of the Deposit (as hereinafter defined) upon the execution and delivery of this Agreement, to Escrow Agent and
(ii) the balance of the Purchase Price shall be delivered by Purchaser at Closing in cash by wire transfer of immediately available funds to account or accounts designated by Seller in writing to Purchaser at least two (2) business days prior to the Closing:

     (b) Seller may direct, among other things, that Purchaser pay all or a portion of the Purchase Price at the Closing in an amount or amounts specified by Seller to persons or entities designated in writing by Seller, including, without limitation, the Title Companies and any "qualified intermediary" or other similar party pursuant to Section 10.19 hereof.

     (c) Seller and Purchaser agree that the portion of the Purchase Price which shall be attributable to the sale and transfer of the Personal Property shall be $9,473,000.

     SECTION 1.6 Deposit. (a) Concurrently with the execution and delivery of this Agreement, Purchaser has deposited in escrow with JP Morgan Chase Bank, N.A. (the "Escrow Agent"), the sum of TWO HUNDRED SIXTY TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($262,500,000) (such sum, together with any and all interest earned thereon, the "Deposit") in good funds, either by certified bank or cashier's check or by federal wire transfer to the following account:

          Bank: JPMorgan Chase Bank, N.A.
          Account Name: JP Morgan Chase Bank, N.A.
          Account No.: 507955013
          ABA No.: 021 000 021
          with telephone advice to Toni Wilson at (781) 871-6800
          with reference to: MetTower PC #304895776

     The Escrow Agent shall hold the Deposit in an interest bearing account reasonably acceptable to Seller and Purchaser, in accordance with the terms and conditions of this Agreement. All interest earned on the Deposit shall become a part of the Deposit, shall be credited against the balance of the Purchase Price due from Purchaser at Closing, and shall be deemed income of Purchaser. Purchaser and Seller shall each be responsible for the payment of one-half of all costs and fees imposed on the Deposit account. The Deposit shall be distributed in accordance with the terms of this Agreement. The failure of Purchaser to timely deliver any Deposit hereunder shall be a material default, and shall entitle Seller, at Seller's sole option, to terminate this Agreement. Purchaser hereby acknowledges and agrees that, except as otherwise expressly provided herein, Purchaser shall not be entitled to any refund of the Deposit for any reason.

     SECTION 1.7 Escrow Agent.

     Escrow Agent shall hold and dispose of the Deposit in accordance with the terms of this Agreement. Seller and Purchaser agree that the duties of the Escrow Agent hereunder are purely ministerial in nature and shall be expressly limited to the safekeeping and disposition of the Deposit in accordance with this Agreement. Escrow Agent shall incur no liability in connection with the safekeeping or disposition of the Deposit for any reason other than Escrow Agent's breach of Sections 1.6 or 1.7 of this Agreement, willful misconduct or gross negligence. In the event that Escrow Agent shall be in doubt as to its duties or obligations with regard to the Deposit, or in the event that Escrow Agent receives conflicting instructions from Purchaser and Seller with respect to the Deposit, Escrow Agent shall not disburse the Deposit and shall, at its option, continue to hold the Deposit until both Purchaser and Seller agree in writing as to its disposition or until a final judgment is entered by a court of competent jurisdiction directing its disposition, or Escrow Agent shall interplead the Deposit in accordance with the laws of the state in which the Property is located.

     Escrow Agent shall not be responsible for any interest on the Deposit except as is actually earned, or for the loss of any interest resulting from the withdrawal of the Deposit prior to the date interest is posted thereon or for any loss caused by the failure, suspension, bankruptcy or dissolution of the institution in which the Deposit is deposited.

     Escrow Agent shall dispose of the Deposit only in accordance with a written direction letter jointly executed by both Seller and Purchaser or as directed by a court of competent jurisdiction.

     Escrow Agent shall execute this Agreement solely for the purpose of being bound by the provisions of Sections 1.6 and 1.7 hereof.

                                   ARTICLE II

                                TITLE AND SURVEY

     SECTION 2.1 Title Inspection. Purchaser acknowledges and agrees that (a) Seller has furnished to Purchaser prior to the Effective Date: (i) a current preliminary title report, Title Number 3008-123386, dated June 19, 2006 as amended August 17, 2006 and October 2, 2006 (the "Title Commitment") issued by First American Title Insurance Company of New York on the Real Property, accompanied by copies of all documents referred to in the report; (ii) a copy of the land title survey (the "Survey") prepared by Joseph Nicoletti Associates Land Surveyors P.C. dated August 3, 2006, for the Land and the Improvements; and
(iii) copies of the most recent property tax bills for the Property; (b) Purchaser has had an opportunity, prior to the Effective Date, to order its own title report and survey for the Land and Improvements; and (c) any and all matters (the "Existing Title and Survey Matters") referred to, reflected in or disclosed by, the materials referred to in the marked Title Commitment attached hereto as Exhibit W and the Survey, inclusive, have been agreed to and accepted by Purchaser and that, as of the Effective Date, Purchaser has approved the Existing Title and Survey Matters and the Existing Title and Survey Matters shall constitute Permitted Exceptions.

     SECTION 2.2 Pre-Closing "Gap" Title Defects. (a) Purchaser may, after the Effective Date but prior to the Closing, notify Seller in writing (the "Gap Notice") of any objections to title (a) raised by the Title Companies between the Effective Date and the Closing and (b) not disclosed by the Title Companies or otherwise known to Purchaser prior to the Effective Date; provided that Purchaser must notify Seller of such objection to title within two (2) business days of being made aware of the existence of such exception. If Purchaser issues a Gap Notice to Seller, Seller shall have seven (7) business days after receipt of the Gap Notice to notify Purchaser (a) that Seller will remove such objectionable exceptions from title on or before the Closing; provided that Seller may extend the Closing for such reasonable periods as shall be required to effect such cure, but not beyond 60 days in the aggregate; or (b) that Seller elects not to cause such exceptions to be removed. The procurement by Seller of a commitment for the issuance of the Title Policies (as defined in Section 2.5 hereof) or an endorsement thereto (in form and substance reasonably acceptable to Purchaser) insuring Purchaser against any title exception which was disapproved pursuant to this Section 2.2 shall be deemed a cure by Seller of such disapproval. If Seller gives Purchaser notice under clause (b) above, Purchaser shall have seven (7) business days from receipt of such notice in which to notify Seller that Purchaser will nevertheless proceed with the purchase and take title to the Property subject to such exceptions, or that Purchaser will terminate this Agreement. If this Agreement is terminated pursuant to the foregoing provisions of this paragraph, then neither party shall have any further rights or obligations hereunder (except for any indemnity obligations of either party pursuant to the other provisions of this Agreement), the Deposit shall be returned to Purchaser and each party shall bear its own costs incurred hereunder. If Purchaser shall fail to notify Seller of its election within said seven-day period, Purchaser shall be deemed to have elected to proceed with the purchase and take title to the Property subject to such exceptions. Without limiting Seller's obligations under the immediately succeeding sentence, it is understood and agreed that Seller shall not be required to bring any action or proceeding in order to cure or remove any defects in or objections to title with respect to the Property. Seller acknowledges and agrees that (A) prior to Closing, Seller shall remove or cause the Title Companies to insure against all debt instruments, mortgages, mechanics liens, judgments against Seller or its agents or affiliates, (B) prior to Closing, Seller shall remove any other encumbrances willfully or intentionally caused by

Seller which are encumbrances against the Property on or after the Effective Date and which are not Existing Title and Survey Matters, and (C) to the extent an exception(s), encumbrance(s) or objection(s) to title are raised after the Effective Date (other than those referred to in the foregoing clauses (A)-(B)), or is a judgment against Seller, which can be cured by the payment of a liquidated sum aggregating of not more than Ten Million Dollars ($10,000,000), Seller shall remove or cause the Title Companies to insure against such objections prior to Closing.

     (b) Purchaser will allow Seller to pay and Seller agrees to pay from the Purchase Price as much thereof as may be necessary to satisfy or cause the Title Companies to insure over any lien or encumbrance which Seller elects or is required to cure hereunder and Escrow Agent shall be instructed to provide Seller at the Closing with separate certified and/or official bank checks or to effect additional wire transfers, payable as directed by Seller, for such purpose.

     SECTION 2.3 Permitted Exceptions. The Property shall be conveyed subject only to the following matters, which are hereinafter referred to as the "Permitted Exceptions":

     (a) all liens (including, without limitation, any sidewalk violations and/or liens arising therefrom), encumbrances, easements, covenants, conditions and restrictions, including any matters shown on any subdivision or parcel map affecting the Property, which are set forth in the marked Title Commitment attached here as Exhibit W.

     (b) those matters that either are not objected to in writing within the time periods provided in Section 2.2 hereof, or if objected to in writing by Purchaser, are those which Seller has elected not to remove or cure, or has been unable to remove or cure, and subject to which Purchaser has elected or is deemed to have elected to accept the conveyance of the Property;

     (c) the rights of tenants, as tenants only, under the Leases;

     (d) the rights of Seller and/or any affiliate thereof, as tenant only, under any of the Leases;

     (e) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;

     (f) local, state and federal laws, ordinances or governmental regulations, including, but not limited to, environmental, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property and the ownership, use, development of and the right to operate or maintain the Property;

     (g) all matters which would be revealed or disclosed by a physical inspection of the Property on the Effective Date;

     (h) items shown on the Survey and not objected to by Purchaser, or waived or deemed waived by Purchaser in accordance with Section 2.2 hereof;

     (i) that certain Revocable Consent Agreement made by and between The City of New York Department of Transportation and Seller, as successor by merger to Metropolitan Insurance and Annuity Company, dated December 16, 2003, recorded October 1, 2004, as CRFN 2004000614997 and that certain Revocable Consent Agreement made by and between The City of New York Department of Transportation and Seller, as successor by merger to Metropolitan Insurance and Annuity Company, dated April 2, 2004, recorded May 19, 2004, as CRFN 2004000314876;

     (j) such right, title and interest Seller may have in the Reserved Con Ed Claims;

     (k) any lien, encumbrance or governmental obligation that affects solely the property of a tenant;

     (l) possible non-material variations between the tax diagram or the tax map and the record description; and

     (m) all rights for electricity, gas, telephone, water, cable, television and any other utilities to maintain and operate lines, cables, poles and distribution boxes serving the Real Property in, over, upon or under the Real Property.

     SECTION 2.4 Violations. Purchaser shall accept title to the Property subject to any note or notices of violations of Law or municipal ordinances, orders or requirements noted or issued by any governmental department having jurisdiction over the Property, against or affecting the Property, or relating to conditions thereat at the date hereof or the Closing including, without, limitation, any penalties or fines arising therefrom.

     "Law" shall mean any constitution, treaty, statute, common law duty and obligation, administrative rule, regulation, guidance, consent, agreement, permit, ordinance, code, determination, judgment, directive, or order of any federal, state, or local Governmental Authority (legislative, judicial, or executive).

     SECTION 2.5 Conveyance of Title. At Closing, Seller shall convey and transfer to Purchaser fee simple title to the Land and Improvements, by execution and delivery of the Deed (as defined in Section 4.2(a) hereof). Evidence of delivery of such title shall be the issuance by First American Title Insurance Company or any other reputable title insurance companies licensed to do business in New York, as co-insurers, (collectively, the "Title Companies") of ALTA Owner's Policies of Title Insurance (the "Title Policies") covering the Real Property, in the full amount of the Purchase Price, subject only to the Permitted Exceptions.

Notwithstanding the foregoing provisions of this Section 2.5, in the event that any Title Company shall raise an exception to title which is not a Permitted Exception, Seller shall have no obligation to eliminate such exception, and Purchaser shall have no right to terminate the Agreement by reason of such exception or exercise any other remedy it may have hereunder regarding such exception, and such exception shall be deemed a Permitted Exception if First American Title Insurance Company shall be prepared to insure title covering the Real Property at regular rates without such exception.

                                   ARTICLE III

                               REVIEW OF PROPERTY

     SECTION 3.1 (a) Right of Inspection. Purchaser acknowledges and agrees that it has had an opportunity prior to the Effective Date (i) to make any and all physical, environmental and other inspections of the Property as Purchaser has deemed necessary and/or appropriate in connection with the transaction contemplated by this Agreement and (ii) to examine and investigate, to its full satisfaction, all other facts, circumstances and matters as it has deemed relevant to the purchase of the Property, including, without limitation, the Leases, Operating Agreements, Intangibles, income and operating performance of the Property, the condition of the Property (including the physical condition and use of the Property, availability and adequacy of utilities, access, zoning, compliance with applicable laws, credit worthiness of tenants, environmental conditions on and/or affecting the Property, and engineering and structural matters), and title and survey matters. Purchaser has agreed, subject to the provisions of Section 2.2 and Article VII hereof and the express representations, warranties and covenants of Seller contained herein, to accept the Property at the Closing in the condition that exists on the Effective Date, reasonable wear and tear excepted. Purchaser further acknowledges and agrees that it has prior to the Effective Date had access to due diligence files made available on the confidential and proprietary website (via intralinks.com) for the Property and has had the opportunity to examine at the Property (or the property manager's office, or the offices of Belkin Burden Wenig & Goldman LLP, Greenberg Traurig, LLP, Novick Edelstein Lubell Reisman, Wasserman & Leventhal, P.C., and Realty Program Consultants, LLC (collectively, "Seller's Counsel") and Seller's Broker (as hereafter defined), as the case may be) documents and files concerning the leasing, maintenance and operation of the Property (including without limitation, copies of permits, licenses, certificates of occupancy, plans and specifications, filings made to the New York State Division of Housing and Community Renewal ("DHCR"), and insurance certificates related to the Property, to the extent in Seller's, Seller's Counsel, Seller's Broker's or the property manager's possession), but excluding Seller's, or its affiliates', partnership or corporate records, internal memoranda, financial projections, budgets, appraisals, accounting and tax records and similar proprietary, confidential or privileged information (collectively, the "Confidential Documents").

     (b) Communication with Governmental Authorities. Prior to Closing, Purchaser and Seller shall consult with one another and keep each other informed with respect to high level communications between senior executives of Purchaser and senior officials of any Governmental Authority with respect to the foregoing. Notwithstanding the foregoing, prior to Closing, in no event shall any Purchaser Party provide to any Governmental Authority, other than a Governmental Lender, any information concerning any Environmental Condition (except to the extent required by Law) without first obtaining Seller's prior written consent thereto, which consent shall not be unreasonably withheld. "Governmental Authority" means the United States of America, the State, County and City of New York, and any political subdivision, agency, authority, department, court, commission, board, bureau, quasi - governmental unit, public or private utility or instrumentality of any of the foregoing which has or is asserting jurisdiction over, or provides services to, Seller or the Property, or any official, employee or representative thereof. "Governmental Lender" means any Governmental Authority which is a direct financing source for Purchaser with respect to financing the purchase of the Property.

     (c) Purchaser agrees to protect, indemnify, defend and hold Seller harmless from and against any claims, liabilities, losses, costs, expenses (including reasonable attorneys' fees), damages or injuries arising out of or resulting from the inspection of the Property on or before the Closing by Purchaser, its agents, employees, representatives or consultants or any act or omission by Purchaser or its agents, employees or consultants or breach of the terms of this
Section 3.1, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless Seller shall survive Closing or any earlier termination of this Agreement.

     (d) From and after the Effective Date, Purchaser shall have the right, upon reasonable prior notice and subject to Seller's right to have a representative of Seller present at all times, to examine and investigate all books and records (excluding any confidential material) to the extent in Seller's or Manager's possession necessary for Purchaser to determine whether the assets and income relating to the Property would meet the asset and income requirements applicable to Real Estate Investment Trusts under Section 856(c) of the Internal Revenue Code of 1986, as amended or in order to permit Seller to comply with any applicable statutory requirements and/or regulations in connection with any change in the form of ownership of the Property..

     SECTION 3.2 (a) Property Reports. PURCHASER ACKNOWLEDGES THAT PRIOR TO THE EFFECTIVE DATE (1) PURCHASER HAS RECEIVED COPIES OF THE ENVIRONMENTAL AND OTHER REPORTS LISTED ON EXHIBIT D ATTACHED HERETO AND HAS HAD MADE AVAILABLE TO IT BY SELLER OTHER PROPERTY REPORTS IN SELLER'S POSSESSION, AS MORE PARTICULARLY LISTED ON EXHIBIT D-1 ATTACHED HERETO, (COLLECTIVELY, THE "PROPERTY REPORTS")
(2) IF SELLER DELIVERS ANY ADDITIONAL ENVIRONMENTAL REPORTS TO PURCHASER, PURCHASER WILL ACKNOWLEDGE IN WRITING THAT IT HAS RECEIVED SUCH REPORTS PROMPTLY UPON RECEIPT THEREOF, AND (3) (I) ANY PROPERTY REPORTS DELIVERED OR TO BE DELIVERED BY SELLER OR MADE AVAILABLE BY SELLER OR ITS AGENTS OR CONSULTANTS TO PURCHASER AND (II) SELLER'S MAKING AVAILABLE ITS CONSULTANTS TO PURCHASER TO DISCUSS THE PROPERTY REPORTS ("CONSULTANTS INFORMATION") IS BEING DONE SOLELY AS AN ACCOMMODATION TO PURCHASER AND MAY NOT BE RELIED UPON BY PURCHASER IN CONNECTION WITH THE PURCHASE OF THE PROPERTY OR AS A COMPLETE AND ACCURATE SOURCE OF INFORMATION WITH RESPECT TO THE PROPERTY (INCLUDING, WITHOUT LIMITATION, THE PROPERTY'S ENVIRONMENTAL, STRUCTURAL, ARCHITECTURAL, MECHANICAL, PHYSICAL, FINANCIAL AND ECONOMIC CONDITION). EXCEPT AS EXPRESSLY OTHERWISE PROVIDED HEREIN, PURCHASER AGREES THAT SELLER SHALL HAVE NO LIABILITY OR OBLIGATION WHATSOEVER OR DUE TO ANY INACCURACY IN OR OMISSION FROM ANY PROPERTY REPORT OR CONSULTANT INFORMATION AND THAT ANY RELIANCE ON OR USE OF SUCH REPORTS OR CONSULTANT

INFORMATION SHALL BE AT THE SOLE RISK OF PURCHASER. SUBJECT IN EACH CASE TO SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY SET FORTH HEREIN, AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT: PURCHASER ACKNOWLEDGES AND AGREES THAT IT HAS PRIOR TO THE EFFECTIVE DATE CONDUCTED ITS OWN INVESTIGATION OF ALL CONDITIONS OF THE PROPERTY INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL, STRUCTURAL, ARCHITECTURAL, MECHANICAL, PHYSICAL, FINANCIAL AND ECONOMIC CONDITION OF THE PROPERTY TO THE FULLEST EXTENT PURCHASER DEEMED SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE AND PURCHASER HAS APPROVED OF ALL CONDITIONS OF THE PROPERTY INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL, STRUCTURAL, ARCHITECTURAL, MECHANICAL, PHYSICAL, FINANCIAL AND ECONOMIC CONDITION OF THE PROPERTY AS OF THE EFFECTIVE DATE, RELYING EXCLUSIVELY ON ITS OWN INVESTIGATION. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.

     (b) Reliance Letters. At Purchaser's request, Seller agrees to request in writing that such consultants who have issued a Property Report noted on Exhibit D addressed to Seller provide a reliance letter to Purchaser, its lenders, their successors and assigns, granting Purchaser the same reliance rights on the analysis and conclusions contained therein as Seller may have, but Seller shall have no obligation to obtain the same.

     SECTION 3.3 Pending Administrative and Legal Proceedings. Purchaser acknowledges and agrees that it has had an opportunity prior to the Effective Date to make all inquiries and investigations it has deemed necessary or appropriate in connection with any and all actions and proceedings pending before any governmental agency or court of law in any jurisdiction relating to the Property and has conducted all investigations of such actions and proceedings as it has deemed necessary or appropriate. This Section 3.3 shall survive the Closing or earlier termination of this Agreement.

     SECTION 3.4 Employee Matters

     (a) Seller does not employ any person at the Property and all persons employed at the Property are employees of Seller's property manager ("Manager") or affiliate thereof ("Manager Employer") or a third party contractor engaged to perform services at the Property ("Third Party Contractor"). Seller is not party to any collective bargaining agreements that affect the Property, and to Seller's knowledge, neither Manager nor Manager Employer is a party to any collective bargaining agreements that affect the Property but Third Party Contractor is a party to such agreements. Seller shall, or shall direct Seller's Manager to, no less than fifteen (15) days before the Closing, provide to Purchaser a full and accurate list of any and all employees performing services at the Property, whether employed by Manager, Manager Employer or a Third Party Contractor, who are covered by collective bargaining agreements (the "Union Employees"), as of that date with name, address, date of hire and employment classification. Seller shall also (x) post at the Property, and (y) provide (or have Manager, or Manager Employer or Third Party Contractor provide) a copy to the relevant union(s), a notice as required by the Displaced Building Service Workers Act, Section 22-505 of the Administrative Code of the City of New York (the "Act") with the aforementioned list of Union Employees. Purchaser agrees that it shall comply with all obligations it has or may have under the Act, including, without limitation, offering employment to or causing Manager or Third Party Contractor to and retain for at least ninety (90) days those Union Employees covered by the Act.

     (b) Purchaser shall be solely responsible for providing to any union or any employee employed at the Property any notice required under the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. Section 2101 et seq., with regard to the termination by Manager, Manager Employer and/or any Third Party Contractor of any such employees at the Property upon Closing, and shall indemnify, defend and hold Seller, Manager, Manager Employer and any Third Party Contractor harmless from any claim or liability (including costs and reasonable attorneys fees incurred) in the event that the WARN notice was not properly given prior to Closing.

     (c) Purchaser agrees to indemnify and hold Seller, Manager, Manager Employer or Third Party Contractor harmless from and against any and all losses, costs, liens, claims, liabilities or damages (including, but not limited to, reasonable attorneys' fees and disbursements) arising from or relating to a breach of Purchaser's obligations under this Section 3.4. This Section 3.4 shall survive the Closing or earlier termination of this Agreement.

                                   ARTICLE IV

                                     CLOSING

     SECTION 4.1 Time and Place. The consummation of the transaction contemplated hereby (the "Closing") shall be held at the offices of Purchaser's Lender located in New York City on November 15, 2006 (such date, as it may be adjourned by Seller or Purchaser pursuant to the terms of this Agreement, is herein referred to as the "Scheduled Closing Date"). The actual date on which the Closing occurs is referred to in this Agreement as the "Closing Date". Without limiting the provisions of Section 2.2 and Article VII hereof (a) Seller shall have the right to extend the Scheduled Closing Date for a period of up to 60 days in the aggregate to satisfy closing conditions and (b) Purchaser shall have the right to extend the Scheduled Closing Date for a period up to 2 days in the aggregate. At the Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3 hereof, the performance of which obligations shall be concurrent conditions. At Seller's or Purchaser's option, the Closing shall be consummated through an escrow administered by Escrow Agent pursuant to additional escrow instructions that are consistent with this Agreement, in which event, the Purchase Price and all documents shall be deposited with the Escrow Agent as escrowee. Subject to the foregoing rights of adjournment, time shall be of the essence with respect to the obligations of the parties to consummate the Closing on the Scheduled Closing Date.

     SECTION 4.2 Seller's Obligations at Closing. At Closing, Seller shall:

     (a) deliver to Purchaser a duly executed Bargain and Sale Deed without Covenants Against Grantor's Acts (the "Deed"), in proper statutory short form for recording, which shall contain the covenant required by Section 13 of the New York Lien Law, in the form attached hereto as Exhibit E, conveying the Land and Improvements, subject only to the Permitted Exceptions and any violations which may affect the Property as provided in Section 2.4. Seller shall omit from the Deed the recital of any or all of the "subject to" clauses herein contained and/or any other title exceptions, defects or objections which have been waived by Purchaser in accordance with the terms of this Agreement, or consented to in writing by Purchaser, but the same shall nevertheless survive delivery of the Deed. The terms of the immediately preceding sentence shall survive the Closing;

     (b) deliver to Purchaser a duly executed bill of sale (the "Bill of Sale") conveying the Personal Property without warranty of title or use and without warranty, express or implied, as to merchantability and fitness for any purpose and in the form attached hereto as Exhibit F;

     (c) assign to Purchaser, or cause to be assigned to Purchaser, and Purchaser shall assume, the landlord/lessor interest in and to the Leases, Rents and Security Deposits (to the extent not applied by Seller in accordance with the terms of this Agreement), and any and all obligations to pay leasing commissions and finder's fees with respect to any of the Leases and amendments, renewals and expansions thereof, to the extent provided in Section 4.4(c)(vi) hereof, by duly executed assignment and assumption agreement (the "Assignment of Leases") in the form attached hereto as Exhibit G, pursuant to which (i) Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all claims and liabilities pertaining thereto arising prior to the Closing up to the Indemnity Amount (as hereinafter defined) and (ii) Purchaser shall indemnify Seller and hold Seller harmless from and against any and all claims and liabilities pertaining thereto arising from and after the Closing (including, without limitation, claims made by tenants with respect to tenants' Security Deposits to the extent actually paid, credited or delivered to Purchaser) as provided therein;

     (d) assign to Purchaser, or cause to be assigned to Purchaser, and Purchaser shall assume, Seller's and/or Manager's interest in the Operating Agreements and the other Intangibles, to the extent in effect at the Closing, to be assigned by Seller to Purchaser by duly executed assignment and assumption agreement (the "Assignment of Contracts") in the form attached hereto as Exhibit H, pursuant to which (i) Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all claims and liabilities pertaining thereto arising prior to Closing up to the Indemnity Amount and (ii) Purchaser shall indemnify Seller and hold Seller harmless from and against any and all claims and liabilities pertaining thereto arising from and after the Closing, as provided therein;

     (e) join with Purchaser to execute a notice (the "Tenant Notice") in the form attached hereto as Exhibit I, which Seller shall send to each tenant under each of the Leases promptly after the Closing, informing such tenant of the sale of the Property and of the assignment to Purchaser of Seller's interest in, and obligations under, the Leases (including, if applicable, any Security Deposits), and directing that all Rent and other sums payable after the Closing under each such Lease be paid as set forth in the Tenant Notice; the terms of this Section 4.2(e) shall survive the Closing;

     (f) join the Purchaser to execute a notice (the "Operating Notice") in a form reasonably acceptable to Purchaser and Seller which Purchaser shall send to each party under each of the Operating Agreements which are assigned to Purchaser, promptly after the Closing, informing each party of the sale of the Property and of the assignment to Purchaser of Seller's and/or Manager's interest in, and obligations under, the Operating Agreements;

     (g) assign to Purchaser, and Purchaser shall assume, all of Seller's right, title, and interest in any actions or proceedings pending before any governmental agency ("Seller's Other Property Rights") including, without limitation, the DHCR and the New York City Department of Housing Preservation and Development ("HPD"), by duly executed assignment and assumption agreement (the "Assignment of Other Property Rights") in the form of Exhibit K annexed hereto, pursuant to which Purchaser shall indemnify Seller and hold Seller harmless from and against any and all claims and liability pertaining thereto arising from and after the Closing;

     (h) assign to Purchaser, and Purchaser shall assume, all of Seller's right, title and interest in any actions or proceedings pending in any court of law including, but not limited to, the Housing Court of the City of New York, the Civil Court of the City of New York and the New York State Supreme Court including any appeals therefrom (except for proceedings related to claims for personal injury or damage to property due to events occurring at the Property during Seller's ownership and the actions and proceedings listed on Exhibit S (the "Reserved Litigation")) a true, correct, and complete list, to Seller's knowledge, of all of the foregoing is attached hereto as Exhibit X (hereinafter collectively, the "Pending Litigation") by and between Seller and any tenants at the Property or which pertain to the Property, by duly executed assignment and assumption of litigation (the "Assignment of Litigation"), in the form attached hereto as Exhibit L, together with a consent to change attorneys and a copy of Seller's counsel's legal files (excluding, however, privileged information). Pursuant to such assignment Purchaser shall indemnify Seller and hold Seller harmless from and against any and all claims and liability pertaining thereto arising from and after the Closing;

     (i) assign to Purchaser, and Purchaser shall assume, all of Seller's right, title and interest in that certain Residential Management Agreement dated November 1, 2003 between Seller, as successor by merger to Metropolitan Insurance and Annuity Company and Rose Associates, Inc., as amended by First Amendment to Residential Management Agreement dated November 1, 2003, Second Amendment to Residential Management Agreement dated November 1, 2003, Third Amendment to Residential Management Agreement dated October 25, 2004 and Fourth Amendment dated October 16, 2006 (collectively, the "Residential Management Agreement") by duly executed assignment agreement (the "Assignment of Management Agreement") in the form attached hereto as Exhibit M pursuant to which (i) Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all claims, obligations, duties and liabilities pertaining to, arising under or resulting from, the Residential Management Agreement arising prior to the Closing up to the Indemnity Amount and (ii) Purchaser shall indemnify Seller and hold Seller harmless from and against any and all claims, obligations, duties and liabilities pertaining to, arising under or resulting from, the Residential Management Agreement from and after the Closing;

     (j) assign to Purchaser, and Purchaser shall assume, all of Seller's right, title and interest in that certain Exclusive Retail and Professional Office Leasing Agreement dated as of January 30, 2004 between Seller, as successor by merger to Metropolitan Insurance and Annuity Company, and Rose Associates, Inc., (the "Leasing Agreement") by duly executed assignment agreement (the "Assignment of Leasing Agreement") in the form attached hereto as Exhibit N, pursuant to which (i) Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all claims, obligations, duties and liabilities pertaining to, arising under or resulting from, the Leasing Agreement prior to the Closing up to the Indemnity Amount other than as shown on Exhibit P and (ii) Purchaser shall indemnify Seller and hold Seller harmless from and against any and all claims, obligations, duties and liabilities pertaining to, arising under or resulting from, the Leasing Agreement, from and after Closing;

     (k) in the event that any representation or warranty of Seller needs to be modified due to changes since the Effective Date, deliver to Purchaser a certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer thereof, identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing and is expressly permitted under the terms of this Agreement, or (ii) occurs between the Effective Date and the date of the Closing and is beyond the reasonable control of Seller to prevent; or (iii) is discovered by Purchaser during the course of any inspections of the Property prior to the Effective Date hereof, provided, however, that the occurrence of a change which is not permitted hereunder or is beyond the reasonable control of Seller to prevent shall, if materially adverse to Purchaser, constitute the non fulfillment of the condition set forth in Section 4.6(b) hereof; provided, that if, despite changes or other matters described in such certificate, the Closing occurs, Seller's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

     (l) deliver to Purchaser such evidence as the Title Companies may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

     (m) deliver to Purchaser a certificate in the form attached hereto as Exhibit O duly executed by Seller stating that Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended;

     (n) deliver to Purchaser keys, combinations and codes to all locks on the Real Property (to the extent in Seller's or Seller's property Manager's possession), originals (to the extent originals are in Seller's, or Seller's property Manager's, possession or photocopies if originals are not in Seller's, or Seller's property Manager's, possession) of the Leases and the Operating Agreements, Licenses and Permits and the Residential Management Agreement, together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property, but excluding any Confidential Documents;

     (o) deliver such affidavits as may be customarily and reasonably required by the Title Companies, in a form reasonably acceptable to Seller;

     (p) execute a closing statement acceptable to Seller and Purchaser;

     (q) execute and deliver a direction letter to the Escrow Agent authorizing release of the Deposit to Seller;

     (r) execute and deliver a form TP-584 Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate and a New York City Real Property Transfer Tax Return (the "Transfer Tax Returns"), Equalization Form and Multiple Dwelling Affidavit and such other returns and affidavits and instruments required under any other tax laws applicable to the transaction contemplated herein, together with payment of the amount of the transfer taxes shown as due thereon; and

     (s) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

     Notwithstanding anything contained herein to the contrary, it is understood and agreed that the agreements being assigned pursuant to the Assignment of Contract, Assignment of Management Agreement and Assignment of Leasing Agreement affect both the Property and ST.

     SECTION 4.3 Purchaser's Obligations at Closing. At Closing, Purchaser shall:

     (a) pay to Seller the balance of the Purchase Price (which amount shall exclude the Deposit and the interest accrued thereon), as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to Section 1.5 hereof.

     (b) join Seller in execution of the Assignment of Leases, Assignment of Contracts, Assignment of Other Property Rights, Assignment of Litigation, Assignment of Management Agreement, Assignment of Leasing Agreement, Operating Notices, NYC Notice, Transfer Tax Returns and Tenant Notices;

     (c) in the event that any representation or warranty of Purchaser set forth in Section 5.8 hereof needs to be modified due to changes since the Effective Date, deliver to Seller a certificate, dated as of the date of Closing and executed on behalf of Purchaser by a duly authorized representative thereof, identifying any such representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Purchaser be liable to Seller for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty set forth in
Section 5.8 hereof which results from any change that (i) occurs between the Effective Date and the date of Closing and is expressly permitted under the terms of this Agreement, or (ii) occurs between the Effective Date and the date of the Closing and is beyond the reasonable control of Purchaser to prevent; provided, however, that the occurrence of a change which is not permitted hereunder or is beyond the reasonable control of Purchaser to prevent shall, if materially adverse to Seller, constitute the non fulfillment of the condition set forth in Section 4.7(c) hereof and Seller may, at its option, terminate this Agreement; provided, that if despite changes or other matters described in such certificate, the Closing occurs, Purchaser's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

     (d) deliver to Seller such evidence as the Title Companies may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

     (e) deliver such affidavits as may be customarily and reasonably required by the Title Companies, in a form reasonably acceptable to Purchaser;

     (f) execute a closing statement acceptable to Purchaser and Seller;

     (g) execute and deliver such documents, statements and materials and take such further action as shall be required by any Governmental Authority to (i) perfect the assignment by Seller and assumption by Purchaser of Seller's Other Property Rights to Purchaser, (ii) formally advise such agency of a change in ownership of the Property and (iii) to substitute Purchaser in place of Seller in any proceedings pertaining to Seller's Other Property Rights pending before such Governmental Authority. Purchaser shall provide Seller with written evidence of compliance with the foregoing within thirty days after Closing. Seller shall reasonably cooperate with Purchaser's compliance with this subparagraph (g), at no cost or expense to Seller other than for de minimus amounts, such cooperation shall include, but not be limited to, joining in the execution of any documents reasonably requested by Purchaser. The provisions of this subparagraph (g) shall survive Closing and Purchaser hereby indemnifies and agrees to defend Seller against any and all claims, losses, costs and expenses including, without limitation, reasonable attorneys' fees and disbursements, arising out of breach of the foregoing obligations;

     (h) execute and deliver such documents, statements and materials, amend all necessary pleadings and take such further action as shall be required by any court of law to (i) perfect the assignment by Seller and assumption by Purchaser of Seller's Pending Litigation, (ii) formally advise any such court of a change in ownership of the Property and (iii) to substitute Purchaser in place of Seller in any proceedings or pleadings pertaining to Seller's Pending Litigation before any such court of law. Purchaser shall provide Seller with written evidence of compliance with the foregoing at Closing or within thirty days after Closing. Seller shall reasonably cooperate with Purchaser's compliance with this subparagraph (h), at no cost or expense to Seller other than for de minimus amounts, such cooperation shall include, but not be limited to, joining in the execution of any documents reasonably requested by Purchaser. The provisions of this subparagraph (h) shall survive the Closing and Purchaser hereby indemnifies and agrees to defend Seller against any and all claims, losses, costs and expenses including, without limitation, reasonable attorneys' fees and disbursements, arising out of breach of the foregoing obligations;

     (i) execute and deliver a direction letter to the Escrow Agent authorizing release of the Deposit to Seller;

     (j) execute and deliver the Transfer Tax Returns, Equalization Form and Multiple Dwelling Affidavit and such other returns and affidavits and instruments required under any other tax laws applicable to the transactions contemplated herein;

     (k) execute and deliver a Preliminary Residential Property Transfer form in the form required by HPD; and

     (l) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

     SECTION 4.4(A) Credits and Prorations.

     (a) All income and expenses of the Property shall be apportioned as of 12:01 a.m., on the day of Closing, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs. Subject to the provisions of this Section 4.4(A), such prorated items shall include without limitation the following: (i) all Rents, if any; (ii) taxes and assessments (including personal property taxes on the Personal Property) levied against the

Property; (iii) water rates and frontage charges and water and sewer taxes and rents and electricity, steam and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing (dated not more than fifteen (15) days prior to Closing) or, if unmetered, on the basis of a current bill for each such utility; (iv) all amounts payable under the Residential Management Agreement and Operating Agreements pursuant to the terms of this Agreement; (v) parking charges, if any, (vi) any other capital expenditures as set forth on Exhibit P attached hereto; (vii) annual rent registration fees paid to the Department of Finance, Rent Stabilization Association and/or other administrative agencies or associations; (viii) the amount of rent increase exemptions for low income elderly persons and disabled persons, if any, applicable to the period prior to Closing that is the subject of Seller's applications for tax benefits pursuant to Section 26-609 of the Administrative Code of the City of New York for which credits shall be issued by the New York City Department of Finance against the real property taxes payable with respect to the Property for periods following the Closing; (ix) annual license, permit and inspection fees, if any; and (x) any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the county in which the Property is located.

     (b) The parties hereto acknowledge that the capital improvements projects and/or the agreements listed on Exhibit P shall not be completed as of the date of Closing and the capital expenditures being incurred or to be incurred pursuant thereto shall be apportioned between the Seller and Purchaser as set forth on Exhibit P.

     (c) Notwithstanding anything contained in Section 4.4(a) hereof:

          (i) At Closing, (A) Seller shall, at Seller's option, either deliver to Purchaser any cash Security Deposits actually held by Seller pursuant to the Leases or credit to the account of Purchaser the amount of such Security Deposits (to the extent such Security Deposits have not been applied against delinquent Rents or otherwise as provided in the Leases), and (B) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Property, or, at Seller's option, Seller shall be entitled to receive and retain such refundable cash and deposits. Seller shall not apply any such Security Deposits or any portion thereof to remedy any default (including a failure to pay rent) of any tenant unless such tenant has vacated its premises by eviction, surrender or otherwise, prior to the Closing. Further, nothing in this Section 4.4(A)(c)(i) is intended to prevent Seller from retaining any administrative fee permitted by applicable law to be retained by Seller with respect to a lease of residential space in the Property. To the extent that any Security Deposit is comprised of a letter of credit (an "L/C"), then, prior to the Closing, Seller shall use commercially reasonable efforts to cause such L/C to name Purchaser as the beneficiary thereunder prior to the Closing (either pursuant to a transfer of such L/C which satisfies the issuing bank's transfer requirement, or by obtaining an amendment to the L/C naming Purchaser as the beneficiary thereunder and, in the case of the foregoing, in form and substance reasonably satisfactory to Purchaser) (each, an "L/C Transfer"). At the Closing, Seller shall deliver to Purchaser the originals of all L/C's (and any amendments or modifications thereof) whether or not an L/C Transfer has been consummated with respect to such L/C, actually held by Seller. With respect to those L/Cs which are not transferred to Purchaser at Closing (collectively, the "Non-Transferable Letters of Credit"), Seller and Purchaser shall reasonably cooperate with each other following the Closing so as to transfer the same to Purchaser and cause Purchaser to be beneficiary thereunder or to obtain a replacement letter of credit showing Purchaser as a beneficiary thereunder. Purchaser shall indemnify and hold Seller harmless from any and all losses, costs, damages, liens, counterclaims, liabilities and expenses (including, but not limited to, reasonable attorneys' fees, court costs and disbursements) incurred by Seller as the result of Seller taking any steps pursuant to a request of Purchaser pursuant to the terms of this Section 4.4(A)(c)(i) including drawing, or seeking to draw, on any tenant's Security Deposit. The provisions of this Section 4.4(A)(c)(i) shall survive the Closing;

          (ii) At the later of the Closing or such time as the NYCDOT consents to the assignment of Seller's interest in the Revocable Consents, Purchaser shall promptly following receipt of such consent, pay to Seller the amount of the security fund deposited under each of the Revocable Consents and Seller shall assign to Purchaser all of Seller's right, title and interest in and to such funds deposited;

          (iii) Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid or due. If taxes and assessments due and payable during the year of Closing have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves within thirty (30) days after such amounts are determined following Closing, subject to the provisions of Section 4.4(A)(d) hereof;

     The foregoing notwithstanding, in the event that there shall be any real estate tax credits which are received after the Closing, such tax credits shall be adjusted between the parties hereto to reflect Seller and Purchaser's period of ownership during the relevant tax year.

          (iv) Charges referred to in Section 4.4(A)(a) hereof which are payable by any tenant to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges unpaid and Purchaser shall look solely to the tenant responsible therefor for the payment of the same. If Seller shall have paid any of such charges on behalf of any tenant, and shall not have been reimbursed therefor by the time of Closing, Purchaser shall credit to Seller an amount equal to all such charges so paid by Seller;

          (v) As to utility charges referred to in Section 4.4(A)(a)(iii) hereof, Seller may on notice to Purchaser elect to pay one or more or all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, (A) such item shall not be apportioned hereunder, and (B) Seller's obligation to pay such item directly in such case shall survive the Closing or any termination of this Agreement;

          (vi) Purchaser shall be responsible for the payment of (A) all Tenant Inducement Costs (as hereinafter defined) and leasing commissions which become due and payable (whether before or after Closing) as a result of any new Leases, or any renewals, amendments or expansions of any such existing Leases (whether or not entered into pursuant to an option), arising or entered into during the Lease Approval Period (as hereinafter defined) and, if required, approved or deemed approved in accordance with Section 5.7 hereof; and (B) all Tenant Inducement Costs and leasing commissions with respect to new Leases, or renewals, amendments or expansions of existing Leases, arising, signed or entered into from and after the date of Closing, including, but not limited to, leasing commissions that become payable after the termination of a brokerage agreement referred to in Section 5.1(d) hereof in accordance with the terms of such an agreement; and (C) all Tenant Inducement Costs and leasing commissions listed on Exhibit P attached hereto. If, as of the date of Closing, Seller shall have paid any Tenant Inducement Costs or leasing commissions for which Purchaser is responsible pursuant to the foregoing provisions, Purchaser shall reimburse Seller therefore at Closing. For purposes hereof, the term "Tenant Inducement Costs" shall mean any out of pocket payments required under any Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs, and moving, design, refurbishment and club membership allowances. The term "Tenant Inducement Costs" shall not include loss of income resulting from any free rental period, it being agreed that Seller shall bear the loss resulting from any free rental period until the date of Closing and that Purchaser shall bear such loss from and after the date of Closing. For purposes hereof, the term "Lease Approval Period" shall mean the period from the Effective Date until the date of Closing;

          (vii) Unpaid and delinquent Rent collected by Seller and Purchaser after the date of Closing shall be delivered as follows: (a) if Seller collects any unpaid or delinquent Rent for the Property, Seller shall, within fifteen
(15) days after the receipt thereof, deliver to Purchaser any such Rent which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent Rent from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such Rent which Seller is entitled to hereunder relating to the period prior to the date of Closing. Seller and Purchaser agree that all Rent received by Seller or Purchaser shall be applied first to

Rent for the month in which the Closing shall occur (subject to apportionment), next to current Rent, and then to delinquent Rent, if any, in the inverse order of their maturity. Purchaser will make a good faith effort after Closing to collect all Rents in the usual course of Purchaser's operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent Rents. Seller may attempt to collect any delinquent Rents owed Seller and may institute any lawsuit or collection procedures, but may not evict any tenant after Closing. In the event that there shall be any Rents or other charges under any Leases which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing (such as year end common area expense reimbursements and the like), then any Rents or charges of such type received by Purchaser or its agents or Seller or its agents subsequent to Closing shall, to the extent applicable to a period extending through the Closing, be prorated between Seller and Purchaser as of Closing and Seller's portion thereof shall be remitted promptly following receipt to Seller by Purchaser;

     (d) Seller may prosecute appeals (if any) of the real property tax assessment for the period prior to the Closing, and may take related action which Seller deems appropriate in connection therewith. Purchaser shall cooperate with Seller in connection with such appeal and collection of a refund of real property taxes paid. Seller owns and holds all right, title and interest in and to such appeal and refund to the extent attributable to the period prior to Closing, and all amounts payable in connection therewith shall be paid directly to Seller by the applicable authorities. If such refund or any part thereof is received by Purchaser, Purchaser shall promptly pay such amount to Seller. Any refund received by Seller shall be distributed as follows: first, to reimburse Seller for all costs incurred in connection with the appeal; second, with respect to refunds payable to tenants of the Real Property pursuant to the Leases, to such tenants in accordance with the terms of such Leases; and third, to Seller to the extent such appeal covers the period prior to the Closing, and to Purchaser to the extent such appeal covers the period as of the Closing and thereafter. If and to the extent any such appeal covers the period after the Closing, Purchaser shall have the right to participate in such appeal and Seller shall not settle or compromise any such appeal without Purchaser's consent such consent not to be unreasonably withheld or delayed;

     (e) Except as otherwise provided herein, any revenue or expense amount which cannot be ascertained with certainty as of Closing shall be prorated on the basis of the parties' reasonable estimates of such amount, and shall be the subject of a final proration one hundred eighty (180) days after Closing, or as soon thereafter as the precise amounts can be ascertained. Any reconciliation of revenue or expense amounts relating to Leases which needs to be made in connection with this Section 4.4(A) shall be prepared by Purchaser and submitted to Seller for Seller's review and reasonable approval. Purchaser shall promptly notify Seller when it becomes aware that any such estimated amount has been ascertained. Once all revenue and expense amounts have been ascertained, Purchaser shall prepare, and certify as correct, a final proration statement which shall be in a form consistent with the closing statement delivered at Closing and which shall be subject to Seller's reasonable approval. Upon Seller's acceptance and approval of any final proration statement submitted by Purchaser, such statement shall be conclusively deemed to be accurate and final, and any payment due to any party as a result of such final proration shall be made within thirty (30) days of such approval by Seller; and

     (f) Any errors or omissions in computing apportionments at the Closing shall be corrected promptly after their discovery.

     (g) Subject to the final sentence of Section 4.4(A)(e) hereof, the provisions of this Section 4.4(A) shall survive Closing.

     SECTION 4.4(B) Transfer of Utilities. Purchaser, at its sole cost and expense, shall cause the transfer of all utility services to the Real Property to Purchaser's name at Closing.

     SECTION 4.5 Transaction Taxes and Closing Costs.

     (a) Seller and Purchaser shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance.

     (b) Seller shall pay the fees of any counsel representing Seller in connection with this transaction. Seller shall also pay the following costs and expenses:

          (i) one-half of the escrow fee, if any, which may be charged by the Escrow Agent or the Title Companies;

          (ii) any transfer tax, documentary stamp tax or similar tax (other than sales tax) which becomes payable by reason of the transfer of the Property from Seller to Purchaser;

          (iii) the fees for Seller's Broker pursuant to separate agreement;

     (c) Purchaser shall pay the fees of any counsel representing Purchaser in connection with this transaction. Purchaser shall also pay the following costs and expenses:

          (i) one-half of the escrow fee, if any, which may be charged by the Escrow Agent or the Title Companies;

          (ii) the fee for the title examination and the Title Commitment and the premium for the Owner's Policies of Title Insurance to be issued to Purchaser by the Title

Companies at Closing, and all endorsements thereto and any fees incurred in updating the Survey;

          (iii) the fees for recording the Deed; and

          (iv) the fees for any broker, other than Seller's Broker, that Purchaser has dealt with or engaged on its behalf or for its benefit in connection with the transaction contemplated by this Agreement, if any.

     (d) Purchaser shall, at Seller's option, (i) pay to Seller, sales tax in the amount of $793,363.75, calculated at the rate of 8.375 percent of the Purchase Price attributed to Personal Property; upon receipt of such payment, Seller shall remit same to the New York State Department of Taxation and Finance; or (ii) present to Seller, a New York State Direct Pay Permit, entitling Purchaser to pay such sales tax directly to the New York State Department of Taxation and Finance. Purchaser shall indemnify Seller as to all claims regarding sales taxes, including interest and penalties, if any, owing to the sale and transfer of Personal Property in this transaction. Such indemnity shall include reasonable attorney fees of Seller expended to efforts to defend against such claim. The provisions of this sub-clause (d) shall survive the Closing.

     (e) All costs and expenses incident to this transaction and the closing thereof, and not specifically described above, shall be paid by the party incurring same.

     (f) The provisions of this Section 4.5 shall survive the Closing.

     SECTION 4.6 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

     (a) Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including, but not limited to, those provided for in Section 4.2 hereof;

     (b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under Section 4.2(k) of this Agreement);

     (c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing; and

     (d) If the Property and the adjoining property known as Peter Cooper Village ("PCV") are conveyed to one party or affiliated parties, the following shall comprise additional conditions precedent to the obligations of Purchaser hereunder:

          (i) the Closing of the sale of PCV shall occur simultaneously with the Closing of the sale of the Property; and

          (ii) any default by Seller in the performance of its obligations pursuant to the purchase and sale agreement for PCV and/or to consummate the sale of PCV shall constitute a default by Seller hereunder and the non-fulfillment of Section 4.6(c) hereof.

     SECTION 4.7 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

     (a) Seller shall have received the Purchase Price as adjusted as provided herein, pursuant to and payable in the manner provided for in this Agreement;

     (b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3 hereof;

     (c) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under Section 4.3(c) of this Agreement);

     (d) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing; and

     (e) If the Property and PCV are conveyed to one party or affiliated parties, the following shall comprise additional conditions precedent to the obligations of Seller hereunder:

          (i) the Closing of the sale of PCV shall occur simultaneously with the Closing of the sale of the Property; and

          (ii) any default by the purchaser of PCV in the performance of its obligations pursuant to the purchase and sale agreement for PCV and/or to consummate the purchase of PCV shall constitute a default by Purchaser hereunder and the non-fulfillment of Section 4.7(d) hereof.

     SECTION 4.8 Waiver of Conditions. The foregoing notwithstanding, it is expressly agreed by Seller and Purchaser that:

     (a) The termination, cancellation or surrender of any Lease prior to the Closing shall not affect the obligations of Purchaser under this Agreement or entitle Purchaser to an abatement of or credit against the Purchase Price, or give rise to any other claim on the part of Purchaser;

     (b) If any space in the Property is vacant on the Closing, Purchaser shall accept the Property subject to such vacancy, provided that the vacancy was not permitted or created by Seller in violation of any applicable provisions of this Agreement; and

     (c) The existence of any temporary certificates of occupancy for any portion of the Property shall not affect the obligations of Purchaser under this Agreement or give rise to any other claim on the part of Purchaser.

                                    ARTICLE V

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

     SECTION 5.1 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing, subject to updating at Closing to reflect changes in facts pursuant to Section 4.2(k) hereof:

     (a) Organization and Authority. Seller has been duly organized and is validly existing under the laws of the State of Delaware. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property and to consummate or cause to be consummated the transaction contemplated by this Agreement. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller. The person signing this Agreement on behalf of Seller is authorized to do so. Upon the assumption that this Agreement constitutes a legal, valid and binding obligation of Purchaser, this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable laws relating to bankruptcy, insolvency, moratorium, as well as other laws affecting creditors' rights and general equitable principles. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate or conflict with the Certificate of Incorporation or By-Laws of Seller,
(ii) breach the provisions of, or constitute a default under, any contract, agreement, instrument or obligation to which Seller is a party or by which the Property is bound that would prevent the effectiveness of this Agreement or cause any liability to Purchaser or (iii) require the consent or approval of any other third party or governmental agency except such consents or approvals as have been obtained or will be obtained on or prior to the Closing and except for the Revocable Consents.

     (b) Pending Actions. To Seller's knowledge, Seller has not received written notice of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against (i) Seller with respect to the Property or (ii) the Property, other than set forth on Exhibit X.

     (c) Operating Agreements. To Seller's knowledge, (i) the Operating Agreements listed on Exhibit C are all of the agreements concerning the operation and maintenance of the Property to which Seller is a party or by which the Property is bound or otherwise affecting the Property, except those operating agreements which may be terminated prior to the Closing without any liability to Purchaser, and (ii) Seller has delivered to Purchaser true, correct and complete copies of all the Operating Agreements listed on Exhibit C.

     (d) Lease Brokerage. To Seller's knowledge, there are no agreements with brokers providing for the payment from and after the Closing by Seller or Seller's successor-in-interest of leasing commissions or fees for procuring tenants with respect to the Property, except as disclosed in Exhibit R hereto.

     (e) Condemnation. To Seller's knowledge, Seller has received no written notice of any condemnation proceedings relating to the Property.

     (f) Pending Litigation. To Seller's knowledge, other than the legal actions listed on Exhibit X and any actions commenced for personal injury or damage to property due to events occurring at the Property which are covered by insurance, Seller has not received written notice of any other litigation that arises out of the ownership of the Property and would materially adversely affect the Property or use thereof, or materially and adversely affect Seller's ability to perform hereunder.

     (g) Leases. To Seller's knowledge the rent rolls attached hereto as Exhibit T and Exhibit T-1 are accurate in all material respects, and lists all of the leases currently affecting the Property as of the date of the respective rent roll. Notwithstanding the foregoing, Seller reserves the right to enter into the leases listed on Exhibit T-2 attached hereto as of the Closing Date, copies of which leases have been made available to Purchaser prior to the date hereof. Attached hereto as Exhibit T-3 is a copy of each of the forms of lease used at the Premises. The schedules attached hereto as Exhibit AA with respect to the Security Deposits reflect a true, correct and complete list of all Security Deposits held by or on behalf of Seller under the Leases.

     (h) ADA/FHA Disclosure. Purchaser acknowledges that the Property may be subject to the federal Americans With Disabilities Act (the "ADA") and the federal Fair Housing Act (the "FHA"). Seller does not make any warranty, representation or guarantee of any type or kind with respect to the Property's compliance with the ADA or the FHA (or any similar state of local law), and Seller expressly disclaims any such representation.

     (i) DHCR. Notwithstanding anything contained herein to the contrary, Purchaser acknowledges that Seller has not made any representations whatsoever as to the status of any residential tenant or lease, whether market rate or rent stabilized, nor has Seller made any representations concerning any past or current proceedings pending before, or filings made by

Seller with the DHCR and HPD. Purchaser acknowledges (1) that it is relying solely upon its own investigation of such matters with the DHCR and HPD and (2) receipt, review and approval of the Registration Rent Roll Reports for the Property attached hereto as Exhibit Z (the "DHCR Reports"). Purchaser agrees that if there shall be any difference(s) between the contents of the copies of the Leases made available to Purchaser or its representatives for examination, the information contained on Exhibit T annexed hereto and the information contained in the DHCR Reports, then (a) such difference(s) shall not constitute a breach by Seller of its representations or obligations hereunder, (b) Purchaser may not terminate this Agreement due to such difference(s) and (c) said Exhibit T shall be deemed to have been amended to conform to the contents of such Leases and/or the DHCR Reports unless said Exhibit sets forth a rent for an apartment that is less than the rent set forth for such apartment in the DHCR Reports in which event the Exhibit shall remain unamended as to such rent.

     (j) Environmental. (i) To the Seller's knowledge: except as set forth in
Schedule 5.1(k) or Exhibit X there are no claims, governmental notices, civil, criminal or administrative actions, suits, hearings, governmental investigations of which Seller has received notice, proceedings or liens filed or pending or, threatened in writing, arising from, related to or concerning any Environmental Condition (collectively, "Environmental Claims") reasonably likely to result in any liabilities in excess of $1,000,000 in the aggregate.

          (ii) To Seller's knowledge Seller has made available to Purchaser true and complete copies and results of any material reports, studies, site assessments, audits, analyses, tests, or monitoring conducted within the last four (4) years and in the possession, custody or control of Seller pertaining to any Environmental Condition.

     (k) Tax Certiorari. A true, correct, and complete list of all pending tax certiorari proceedings with respect to the Property and the counsel representing Seller is set forth on Exhibit Y attached hereto and made a part hereof.


     SECTION 5.2 (a) Seller Knowledge Defined. References to the "knowledge" of Seller shall refer only to the current actual knowledge of the Seller Designated Employees (as hereinafter defined) of Seller, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, to the Manager or the Manager Employer, or to any other officer, agent, manager, representative or employee of Seller, Manager or Manager Employer or any affiliate thereof or to impose upon such Designated Employees any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term "Seller Designated Employees" shall refer to the following persons: (a) Kevin J. Wenzel, and (b) Justin P. Besspiata. Seller represents that Kevin J. Wenzel and Justin P. Besspiata are the individuals employed by Seller with primary responsibility for the Property and are the persons employed by Seller who are most qualified and knowledgeable with respect to the Property.

     (b) Purchaser Knowledge Defined. References to the "knowledge" of Purchaser shall refer only to the current actual knowledge of the Purchaser Designated Employees (as hereinafter defined) of Purchaser, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Purchaser or any affiliate of Purchaser, or to any other officer, agent, manager, representative or employee of Purchaser or any affiliate thereof or to impose upon such Designated Employees any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term "Purchaser Designated Employees" shall refer to the following persons: (a) George Hatzman, and (b) David Dishy.

Purchaser represents that George Hatzman and David Dishy are the individuals employed by Purchaser with primary responsibility for performing due diligence for the Property and are the persons employed by Purchaser who are most qualified and knowledgeable with respect to the Property.

     SECTION 5.3 Modification of Seller's Representations and Warranties. Purchaser acknowledges that prior to the Effective Date, it has inspected (i) all of the documents delivered or furnished to Purchaser for inspection, (ii) such other documents and information as it has deemed appropriate and (iii) the Property; and Purchaser agrees that, in the event that during such inspection Purchaser discovered any material matter which would form the basis for a claim by Purchaser that Seller has breached any representation or warranty of Seller made in this Agreement or has any actual knowledge of any such matter, such representation and warranty hereunder shall be deemed amended so as to be true and accurate and Purchaser shall have no claim for any breach based thereon.

     SECTION 5.4 Certain Limitations on Seller's Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1 are subject to the following express limitations:

     (a) Seller does not represent or warrant that any particular Lease will be in force and effect on the Closing Date or that the tenants will have performed their obligations thereunder;

     (b) the existence of any note or notice of violation relating to a fact, condition or circumstance discoverable by Purchaser from any Governmental Authority having jurisdiction over the Property shall not affect the obligations of Purchaser hereunder or render any representation or warranty of Seller untrue and Seller shall have no obligation to take steps to cure the same; and

     (c) as used in this Agreement, any reference to a written notice received by Seller shall mean actual documentary notice which, to the actual knowledge of the Designated Employees, has been received by Seller from a Governmental Authority, a tenant, vendor or any other third party asserting a claim, liability, or violation against Seller and shall not include any constructive notice or any statement by a party other than the party giving notice that any such notice has been given.

     SECTION 5.5 Survival of Seller's Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1 hereof as updated as of the Closing in accordance with the terms of this Agreement, shall survive Closing for a period of one hundred eighty (180) days. No claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing. Seller shall have no liability to Purchaser for a breach of any representation or warranty (a) unless the valid claims for all such breaches collectively aggregate more than Five Hundred Thousand Dollars ($500,000.00), in which event the full amount of such valid claims shall be actionable, up to the Cap (as defined in this Section), and (b) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said one hundred eighty (180) day period and an action shall have been commenced by Purchaser against Seller within two hundred forty (240) days of Closing. Purchaser agrees to first seek recovery under any insurance policies, service contracts and Leases prior to seeking recovery from Seller, and Seller shall not be liable to Purchaser if Purchaser's claim is satisfied from such insurance policies, service contracts or Leases (such 240 day limit to be tolled during any time that Purchaser is diligently pursuing an action with respect to the matter but against a party other than Seller). As used herein, the term "Cap" shall mean the total aggregate amount of $37,500,000.00.

     SECTION 5.6 No Other Representations or Warranties. Purchaser represents, warrants and agrees that, except for the representations and warranties contained herein, (i) neither Seller nor any of the employees, agents, brokers, consultants or attorneys of Seller has made any verbal or written representations, warranties, promises or guaranties whatsoever to Purchaser, whether express or implied, and, in particular, that no such representations, warranties, promises or guaranties have been made with respect to the physical condition (including, without limitation, the environmental condition) or operation of the Property, the actual or projected revenue and expenses of the Property, the zoning and other laws, regulations and rules applicable to the Property or the compliance of the Property therewith (including, without limitation, compliance with any applicable environmental or hazardous wastes laws), the quantity, quality or condition of the articles of personal property and fixtures included in the transactions contemplated hereby, the use or occupancy of the Property or any part thereof, the rights or obligations of Con Ed or any federal, state, or local government agency with respect to environmental remediation, cost, or liabilities, or any other matter or thing affecting or related to the Property or the transactions contemplated hereby, except as, and solely to the extent, herein specifically set forth and (ii) Purchaser has not relied upon any such representations, warranties, promises or guaranties or upon any statements made in any informational brochure or offering memorandum with respect to the Property and has entered into this Agreement after having made and relied solely on its own independent investigation, inspection, analysis, appraisal, examination and evaluation of the facts and circumstances.

     SECTION 5.7 Covenants of Seller. Seller hereby covenants with Purchaser that from the Effective Date until the Closing or earlier termination of this
Agreement:

     (a) Seller shall use commercially reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the Effective Date.

     (b) (i) A copy of any written term sheet or offer, amendment, renewal, expansion or modification of an existing Lease or a copy of any new Lease (hereafter referred to, in either case, as a "Proposal") for commercial or retail space in the Property which Seller wishes to execute between the Effective Date and the date of Closing, which Proposal shall include reference to all Tenant Inducement Costs, leasing commissions and attorneys' fees and expenses expected to be incurred in connection therewith, shall be submitted to Purchaser prior to execution by Seller and Seller will not execute same without Purchaser's approval or deemed approval. Purchaser agrees to notify Seller in writing within five (5) business days after its receipt of the Proposal of either its approval or disapproval thereof, such approval shall not be unreasonably withheld. In the event Purchaser informs Seller within such five
(5) business day period that Purchaser disapproves the Proposal, Seller shall keep the applicable space vacant and Purchaser shall, at Closing, or promptly upon the sooner termination of this Agreement, pay rent to Seller for the applicable period of time during the term hereof that the space was kept vacant, in an amount equal to the proposed rent set forth in the Proposal. Purchaser acknowledges that it shall remain liable for paying the foregoing rent regardless of whether the Closing occurs and such liability shall survive the Closing or earlier termination of this Agreement. Purchaser shall have no right to disapprove and shall be deemed to have approved any renewal or modification which occurs or is made pursuant to the terms of an existing Lease. In the event Purchaser fails to notify Seller in writing of its approval or disapproval of the Proposal within the five (5) business day period set forth above, Purchaser shall be deemed to have approved such Proposal, including all Tenant Inducement Costs, leasing commissions and attorneys' fees and expenses to be incurred in connection therewith. At Closing, Purchaser shall reimburse Seller for any Tenant Inducement Costs, leasing commissions and attorneys' fees and expense, incurred by Seller pursuant to any Proposal approved (or deemed approved) by Purchaser.

     (c) notwithstanding any provision to the contrary in this Agreement, Seller shall have the right to renew and offer renewals for any leases for any tenants of the Property whose tenancies are subject to rent regulations in accordance with applicable laws. In the event any tenant is currently paying rent at a "rent regulated rate" (including "preferential rate"), then Seller may offer such tenant a renewal lease as required by law by applying current rent guidelines with such increases as are permitted by current rent guidelines to the "rent regulated rate".

     (d) notwithstanding any provision to the contrary in this Agreement, with respect to any new Lease for residential space affecting the Property, or any amendment, renewal or extension of an existing Lease for residential space, which is not subject to rent regulations in accordance with applicable laws, Seller may, without the prior consent of Purchaser, enter into such Lease after the Effective Date prior to Closing, provided that Seller shall comply with the following:

          (i) such new Lease or amendment, renewal or extension shall be based upon Seller's standard residential market rate form Lease;

          (ii) any new Lease shall not be offered at a rent less than the then current market rent for comparable apartments at the Property; and

          (iii) any such new Lease shall be for a term of not more than 2 years.

     (e) Subject to Section 5.7(h) hereof, and notwithstanding any other provision to the contrary in this Agreement, Seller's reserves the right to institute, maintain, and defend such administrative and legal proceedings and actions as Seller deems commercially reasonable between the Effective Date and Closing, provided, that Seller shall not settle any such proceeding other than in connection with (i) a Reserved Con Ed Claim, (ii) or Reserved Litigation, or
(iii) any other proceeding or action without Purchaser's consent, not to be unreasonably withheld, conditioned, or delayed, which may have an adverse affect on the Property or Purchaser except to a de minimus extent.

     (f) Subject to Section 4.8 (d) hereof, from the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall not enter into any new Operating Agreement or materially amend or modify any existing Operating Agreements other than (a) with the consent of Purchaser not to be unreasonably withheld or delayed, or (b) Operating Agreements that are cancelable at any time without cause on not more than thirty (30) days' notice without payment of a cancellation fee or other consideration (other than any payable by Seller), or which expire or are cancelable on or prior to the date of Closing.

     (g) Seller shall join with Purchaser to execute a notice (the "NYC Notice") in the form attached hereto as Exhibit J, which Seller shall send to the City of New York, Department of Transportation (the "NYCDOT") upon the closing of this transaction, informing the NYCDOT of the pending sale of the Property and of the proposed assignment to Purchaser of Seller's interest in, and obligations under, the Revocable Consents (including the security funds deposited thereunder) and requesting that the NYCDOT consent to such proposed assignment or, alternatively, issue new Revocable Consents to the Purchaser as of the Closing. Seller shall also join with Purchaser to execute a license agreement in which Seller agrees to license all of its right, title and interest in the Revocable Consents for no additional consideration (other than the reimbursement of sums due under the Revocable Consents due to NYCDOT) until such time that the NYCDOT issues consents to the assignment of the Revocable Consents to Purchaser or alternatively, issues new Revocable Consents to the Purchaser.

     (h) From and after the Closing, Seller shall not enter into any agreement, settlement, arrangement or understanding with Con Ed, any Governmental Authority or any other party relating to any Environmental Condition other than in connection with the Reserved Con Ed Claims without the prior consent of Purchaser, such consent not to be unreasonably withheld or delayed, and shall not communicate with any Governmental Authority with respect to any Environmental Condition (except to the extent required by Environmental Law and shall notify Purchaser in such instance) without first obtaining Purchaser's prior written consent, such consent not to be unreasonably withheld or delayed. From and after the Closing, as between Purchaser and Seller, Purchaser shall have the exclusive right to control any activity, including without limitation, any investigation, cleanup, removal, remedial or other response actions, in each case, relating to any Environmental Condition subject to Purchaser's indemnity set forth in Section 9.3 hereof and provided Purchaser complies with all applicable law, including, without limitation, all Environmental Laws.

     SECTION 5.8 Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing, subject to Section 4.3(c) hereof:

     (a) Organization and Authority. (i) Purchaser has been duly organized and is validly existing under the laws of Delaware. As of the Effective Date, Purchaser is wholly owned by Tishman Speyer Properties, L.P. Purchaser is signing this Agreement on behalf of a joint venture to be formed among Affiliates of Tishman Speyer Properties, L.P., Merrill Lynch, Blackrock Realty Advisors, Inc. and Wachovia Corporation. Purchaser has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transaction contemplated by this Agreement. The person signing this Agreement on behalf of Purchaser is authorized to do so.

          (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate or conflict with any of the Certificate of Formation or By-Laws of Purchaser, (ii) violate or conflict with any judgment, decree or order of any court applicable to or affecting Purchaser, (iii) breach the provisions of, or constitute a default under, in any material respect, any contract, agreement, instrument or obligation to which Purchaser is a party or by which Purchaser is bound that would prevent the effectiveness of this Agreement or cause any liability to Seller or (iv) violate or conflict with any law or governmental regulation or permit applicable to Purchaser.

          (iii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Purchaser do not and will not require the approval, consent or action of, waiver or filing of or with or notice to any third party, including but not limited to, any governmental bodies, agencies or instrumentalities, except as have been obtained or will be obtained prior to the Closing.

     (b) Pending Actions. To Purchaser's knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

     (c) ERISA. (A) Either (x) Purchaser is not using (i) an "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) a "plan" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") or
(iii) an entity whose underlying assets are treated as "plan assets" for purposes of ERISA by reason of an employee benefit plan's or a plan's investment in such entity, to fund its purchase of the Property or (y) the purchase of the Property by Purchaser is exempt from the prohibited transaction restrictions of
Section 406 of ERISA and Section 4975 of the Code pursuant to a prohibited transaction statutory or class exemption;

     (B) As of the Closing Date:

          (i) if Purchaser is a "governmental plan" as defined in Section 3(32) of ERISA, the closing of the sale of the Property will not constitute or result in a violation of state or local statutes regulating investments of and fiduciary obligations with respect to governmental plans.

          (ii) Purchaser will be acting on its own behalf and not on account of or for the benefit of any Plan.

          (iii) Purchaser has not and has no present intent to transfer the Property to any entity, person or Plan which will cause a violation of ERISA.

          (iv) Purchaser shall not have assigned its interest under this Agreement to any entity, person or Plan which will cause a violation of ERISA.

     (d) (i) none of Purchaser or, to Purchaser's knowledge, its affiliates, is in violation of any laws relating to terrorism, money laundering or the Anti-Money Laundering and Anti-Terrorism Laws.

          (ii) none of Purchaser or, to Purchaser's knowledge, its affiliates, are acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

          (iii) none of Purchaser or, to Purchaser's knowledge, its affiliates, or, without inquiry, any of its brokers or other agents, in any capacity in connection with the purchase of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding subparagraph d(ii); (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

          (iv) Purchaser understands and acknowledges that Seller may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by Seller, for the purpose of: (A) carrying out due diligence as may be required by applicable law to establish Purchaser's identity and source of funds, or verifications or certifications as to the same; (B) maintaining records of such identities and sources of funds, or verification or certifications as to the same; and (C) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to Purchaser.

     (e) Financing Contingency. It is expressly acknowledged by Purchaser that this transaction is not subject to any financing contingency or any other contingency except as expressly set forth herein. Purchaser has or will have at the Closing Date sufficient and immediately good funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

     (f) Purchaser is not a party to and does not contemplate being the subject of a voluntary or involuntary proceeding under Chapter 11 of the U.S. Code or under any state laws relating to debtors, or subject to any general assignment for the benefit of creditors, and Purchaser is solvent and able to pay its debts as they become due.

     (g) Purchaser's Federal Tax Identification Number 13-3107972.

     SECTION 5.9 Survival of Purchaser's Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5.8 hereof as updated as of the Closing in accordance with the terms of this Agreement, shall survive Closing for a period of one hundred eighty (180) days. Purchaser shall have no liability to Seller for a breach of any representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by Seller to Purchaser prior to the expiration of said one hundred eighty (180) day period and an action shall have been commenced by Seller against Purchaser within two hundred forty (240) days of Closing.

     SECTION 5.10 Lead-Based Paint Disclosure. Seller and Purchaser hereby acknowledge delivery of the Lead-Based Paint Disclosure for the Property attached hereto and made a part hereof as Exhibit U. The provisions of this
Section 5.10 shall survive the Closing.

                                   ARTICLE VI

                                     DEFAULT

     SECTION 6.1 Default by Purchaser. In the event the sale of the Property as contemplated hereunder is not consummated due to Purchaser's default hereunder, Seller shall be entitled, as its sole remedy, to terminate this Agreement and receive the Deposit as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Deposit is a reasonable estimate thereof.

     SECTION 6.2 Default by Seller. In the event the sale of the Property as contemplated hereunder is not consummated due to Seller's default hereunder, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Deposit, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) in the event that the sale of the Property is not consummated due to the wilful default of Seller, hereunder to enforce specific performance of Seller's obligation to convey the Property to Purchaser in accordance with the terms of this Agreement, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Except as hereinafter provided, Purchaser expressly waives its rights to seek damages in the event of Seller's default under this Agreement. If the sale of the Property is not consummated due to Seller's default hereunder, Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Deposit if Purchaser fails to file suit for specific performance against Seller in the event of a wilful default by Seller, in a court having jurisdiction in the county and state in which the Property is located, on or before thirty (30) days following the date upon which Closing was to have occurred. Notwithstanding anything contained herein to the contrary each party's post-Closing obligations hereunder and liability for misrepresentations as herein expressly provided as shall remain enforceable following the Closing to the extent provided herein.

     SECTION 6.3 Recoverable Damages. Notwithstanding Sections 6.1 and 6.2 hereof, subject to Section 6.4 hereof, in no event shall the provisions of Sections 6.1 and 6.2 limit the damages recoverable by either party against the other party due to the other party's obligation to indemnify such party in accordance with this Agreement. This Section 6.3 shall survive the Closing or the earlier termination of this Agreement.

     SECTION 6.4 Indemnity Amount. Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Purchaser under this Agreement (including, without limitation, the breach of any representations and warranties contained herein) and under any and all documents executed pursuant hereto or in connection herewith for which a claim is timely made by Purchaser as provided under Section 5.5, except for the obligation to pay proration amounts contained in Section 4.4(A) and the obligation and indemnity contained in Section 8.1, shall not exceed $37,500,000.00 (the "Indemnity Amount"). Further, the liability of Seller shall be limited to the assets of Seller, and in no event shall Purchaser seek satisfaction for any such liability from any of Seller's partners, members, affiliates and subsidiaries, and their respective members, stockholders, directors, officers, participants, employees, consultants,


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

brokers and agents. This Section shall survive the Closing or the earlier termination of this Agreement.

                                  ARTICLE VII

                                  RISK OF LOSS

     SECTION 7.1 Minor Damage or Condemnation. In the event of loss or damage to, or condemnation of, the Property or any portion thereof which is not "Major" (as hereinafter defined), this Agreement shall remain in full force and effect provided that Seller shall, at Seller's option, either (a) perform any necessary repairs, or (b) assign to Purchaser, without representation, warranty or recourse to Seller, all of Seller's right, title and interest in and to any claims and proceeds Seller may have with respect to any casualty insurance policies and rent insurance proceeds or condemnation awards relating to the premises in question, after deduction of Seller's expenses of collection and amounts expended by Seller in Seller's reasonable discretion to prevent further damage to the Property or to alleviate unsafe conditions at the Property caused by casualty or condemnation. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the lesser of the deductible amount under Seller's insurance policy or the cost of such repairs as determined in accordance with Section 7.3 hereof and, with respect to rent insurance proceeds, Seller shall obtain written confirmation from the applicable insurance carrier that it shall recognize the assignment of proceeds by Seller to Purchaser for the period after the Closing, and shall continue to make payments of such proceeds to Purchaser after the Closing as if the Closing had not occurred. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

     SECTION 7.2 Major Damage. In the event of a "Major" loss or damage to, or condemnation of, the Property or any portion thereof, Purchaser may terminate this Agreement by written notice to Seller, in which event the Deposit shall be returned to Purchaser. If Purchaser does not elect to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of such Major loss, damage or condemnation (which notice shall state the cost of repair or restoration thereof as opined by an architect in accordance with Section 7.3 hereof), then Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller's option, either (a) perform any necessary repairs, or (b) assign to Purchaser, without representation, warranty or recourse to Seller, all of Seller's right, title and interest in and to any claims and proceeds Seller may have with respect to any casualty insurance policies and rent insurance proceeds or condemnation awards relating to the premises in question, after deduction of Seller's expenses of collection and amounts expended by Seller in Seller's reasonable discretion to prevent further damage to the Property or to alleviate unsafe conditions at the Property caused by casualty or condemnation. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the lesser of the deductible amount under Seller's insurance policy or the cost of such repairs as determined in accordance with Section 7.3 hereof and, with respect to rent insurance proceeds, Seller shall obtain written confirmation from the applicable insurance carrier that it shall recognize the assignment of proceeds by Seller to

Purchaser for the period after the Closing and shall continue to make payments of such proceeds to Purchaser as if the Closing had not occurred. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

     SECTION 7.3 Definition of "Major" Loss or Damage. For purposes of Sections
7.1 and 7.2, "Major" loss, damage or condemnation refers to the following: (a) loss or damage to the Property hereof such that the cost of repairing or restoring the premises in question to substantially the same condition which existed prior to the event of damage would be, in the opinion of a reputable independent architect selected by Seller and reasonably approved by Purchaser, equal to or greater than Two Hundred Twenty Five Million Dollars ($225,000,000.00), and (b) any loss due to a condemnation which permanently and materially impairs the current use of the Property. If Purchaser does not give written notice to Seller of Purchaser's reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.

     SECTION 7.4 General Obligations Law. The parties hereto waive the provisions of Section 5-1311 of the General Obligations Law which shall not apply to this Agreement and agree that their respective rights in case of damage, destruction, condemnation or taking by eminent domain shall be governed by the provisions of this Section. The provisions of this Section shall survive the Closing.

                                  ARTICLE VIII

                                   COMMISSIONS

     SECTION 8.1 Brokerage Commissions. With respect to the transaction contemplated by this Agreement, Seller represents that its sole broker is CB Richard Ellis


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

("Seller's Broker"), and Purchaser represents that Purchaser dealt with no broker other than Seller's Broker in connection with the transaction contemplated hereby. Each party hereto agrees that if any person or entity, other than the Seller's Broker, makes a claim for brokerage commissions or finder's fees related to the sale of the Property by Seller to Purchaser, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives, said party will protect, indemnify, defend and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys' fees) in connection therewith. The provisions of this paragraph shall survive Closing or any termination of this Agreement.

                                   ARTICLE IX

                             DISCLAIMERS AND WAIVERS

     SECTION 9.1 No Reliance on Documents. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered or given by Seller or its brokers or agents to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered or given by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Neither Seller, nor any affiliate of Seller, nor the person or entity which prepared any report or reports delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such reports.

     SECTION 9.2 AS-IS SALE; DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES, REPRESENTATIONS, GUARANTIES, COVENANTS OR STATEMENTS OF ANY TYPE, KIND, NATURE OR CHARACTER WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES, REPRESENTATIONS, GUARANTIES, COVENANTS OR STATEMENTS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS OF THE PROPERTY FOR A PARTICULAR PURPOSE, THE INCOME, EXPENSES, OPERATION OR PROFITABILITY OF THE PROPERTY, THE OPERATING HISTORY OF OR ANY PROJECTIONS RELATING TO THE PROPERTY, THE VALUATION OF THE PROPERTY, ANY TAX TREATMENT, WHETHER INCOME OR OTHERWISE, RELATED TO THE PROPERTY, OR AS TO THE PHYSICAL, STRUCTURAL, OR ENVIRONMENTAL CONDITION OF THE PROPERTY (INCLUDING, WITHOUT LIMITATION, HAZARDOUS MATERIALS (AS HEREINAFTER DEFINED) IN, ON, ABOUT, OR MIGRATING FROM THE PROPERTY), ITS COMPLIANCE WITH LAWS OR WITH RESPECT TO THE ZONING OF, OR ANY APPROVALS, LICENSES OR PERMITS REQUIRED FOR THE PROPERTY, OR THE SUITABILITY OF THE PROPERTY FOR PURCHASER'S INTENDED USE THEREOF OR THE ABILITY OR FEASIBILITY TO CONVERT THE PROPERTY OR ANY PORTION THEREOF TO ANY OTHER OR PARTICULAR USE, OR WITH RESPECT TO THE AVAILABILITY OF ACCESS, INGRESS OR EGRESS TO THE PROPERTY, THE NEED FOR OR COMPLIANCE WITH GOVERNMENTAL OR THIRD PARTY APPROVALS OR GOVERNMENTAL REGULATIONS, OR ANY OTHER MATTER OR THING OF ANY

TYPE, KIND, NATURE OR CHARACTER WHATSOEVER RELATING TO OR AFFECTING THE
PROPERTY.

     PURCHASER ACKNOWLEDGES AND AGREES THAT, SUBJECT TO THE EXPRESS TERMS AND CONDITIONS OF THIS AGREEMENT, UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS", EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, COVENANTS, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER, OR ANY REAL ESTATE BROKER, CONSULTANT OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS AND TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. PURCHASER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD, SUBJECT TO THE EXPRESS TERMS AND CONDITIONS OF THIS AGREEMENT, "AS-IS, WHERE IS, WITH ALL FAULTS," AND THE PROPERTY'S ENVIRONMENTAL, STRUCTURAL, ARCHITECTURAL, MECHANICAL, PHYSICAL, FINANCIAL AND ECONOMIC


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CONDITION, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT.

     PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED PRIOR TO THE EFFECTIVE DATE, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE ENVIRONMENTAL, STRUCTURAL, ARCHITECTURAL, MECHANICAL, PHYSICAL, FINANCIAL AND ECONOMIC CONDITIONS, THE INCOME AND EXPENSES OF AND FROM THE PROPERTY AND THE PROFITABILITY OF THE PROPERTY AND ANY TAX TREATMENT, WHETHER INCOME OR OTHERWISE, RELATED TO THE PROPERTY, AS PURCHASER DEEMED NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF, OR REMEDIAL ACTION REQUIRED TO BE TAKEN WITH RESPECT TO, ANY HAZARDOUS MATERIALS IN, ON ABOUT OR MIGRATING FROM THE PROPERTY, AND IS RELYING SOLELY AND EXCLUSIVELY AND WILL RELY SOLELY AND EXCLUSIVELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR CONSULTANTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN ANY REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. SUBJECT IN EACH CASE TO SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY SET FORTH HEREIN, AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL,


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ENVIRONMENTAL, FINANCIAL AND ECONOMIC CONDITIONS, MAY NOT HAVE BEEN REVEALED BY
PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND SELLER'S AFFILIATES AND SELLER'S AFFILIATED PREDECESSORS-IN-TITLE (INCLUDING, WITHOUT LIMITATION, METROPOLITAN LIFE INSURANCE COMPANY, STUYVESANT TOWN CORPORATION, METROPOLITAN INSURANCE AND ANNUITY CORPORATION AND PCV/ST LLC) AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING, WITHOUT LIMITATION, CAUSES OF ACTION IN TORT, EQUITABLE CAUSES OF ACTION, INCLUDING CLAIMS FOR OR RIGHTS OF CONTRIBUTION OF ANY NATURE, AND ALL CAUSES OF ACTION ARISING UNDER, OR ALLEGING VIOLATION OF, ENVIRONMENTAL LAWS), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) OF ANY AND EVERY TYPE, KIND, CHARACTER OR NATURE WHATSOEVER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER AND/OR SELLER'S AFFILIATES AND SELLER'S AFFILIATED PREDECESSORS-IN-TITLE (INCLUDING, WITHOUT LIMITATION, METROPOLITAN LIFE INSURANCE COMPANY) AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS AT ANY TIME BY REASON OF OR ARISING OUT OF THE ENVIRONMENTAL, STRUCTURAL, ARCHITECTURAL, MECHANICAL, PHYSICAL, FINANCIAL AND ECONOMIC CONDITION OF THE PROPERTY, FAILURE TO DISCLOSE EXCEPT AS EXPRESSLY PROVIDED HEREIN


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ANY CONDITION OF THE PROPERTY ANY LATENT OR PATENT CONSTRUCTION OR OTHER DEFECTS
RELATED TO THE PROPERTY, VIOLATIONS OF ANY APPLICABLE LAWS RELATED TO THE PROPERTY, THE HABITABILITY, MERCHANTABILITY OR FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, THE INCOME, EXPENSES OR PROFITABILITY OF THE PROPERTY, ANY TAX TREATMENT, WHETHER INCOME OR OTHERWISE, RELATED TO THE PROPERTY, ITS COMPLIANCE WITH LAWS OR WITH RESPECT TO THE ZONING OF, APPROVALS REQUIRED FOR,
OR THE SUITABILITY OF THE PROPERTY FOR PURCHASER'S INTENDED USE THEREOF OR THE ABILITY OR THE FEASIBILITY TO CONVERT THE PROPERTY OR ANY PORTION THEREOF TO ANY OTHER OR PARTICULAR USE, OR WITH RESPECT TO THE AVAILABILITY OF ACCESS, INGRESS OR EGRESS, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL OR THIRD PARTY APPROVALS, GOVERNMENTAL REGULATIONS OR ANY OTHER MATTER OR THING OF ANY TYPE, KIND, NATURE OR CHARACTER WHATSOEVER RELATING TO OR AFFECTING THE
PROPERTY, AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR
MATTERS OF ANY TYPE, CHARACTER OR NATURE WHATSOEVER REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES THAT SUCH ADVERSE MATTERS (INCLUDING, WITHOUT LIMITATION, OBLIGATIONS, DEFECTS, OR LEGAL REQUIREMENTS RELATED TO OR ARISING FROM THE PROPERTY'S ENVIRONMENTAL, STRUCTURAL, ARCHITECTURAL, MECHANICAL AND PHYSICAL CONDITION) MAY AFFECT PURCHASER'S ABILITY TO SELL, LEASE, OPERATE OR FINANCE THE PROPERTY AT ANY TIME AND FROM TIME TO TIME. TO THE EXTENT PERMITTED BY LAW,


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AND SUBJECT TO THE EXPRESS PROVISIONS OF THIS AGREEMENT, PURCHASER HEREBY
AGREES, REPRESENTS AND WARRANTS THAT PURCHASER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW KNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES THAT ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND PURCHASER FURTHER AGREES, REPRESENTS AND WARRANTS THAT, AS A MATERIAL PORTION OF THE CONSIDERATION GIVEN TO SELLER BY PURCHASER IN EXCHANGE FOR SELLER'S PERFORMANCE HEREUNDER, THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT PURCHASER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER, SELLER'S PARTNERS, AFFILIATES AND SUBSIDIARIES AND AFFILIATED PREDECCESSORS-IN-TITLE, (INCLUDING, WITHOUT LIMITATION, METROPOLITAN LIFE INSURANCE COMPANY STUYVESANT TOWN CORPORATION, METROPOLITAN INSURANCE AND ANNUITY CORPORATION AND PCV/ST LLC) AND THEIR RESPECTIVE PARTNERS, MEMBERS, STOCKHOLDERS, DIRECTORS, OFFICERS, PARTICIPANTS, EMPLOYEES, CONSULTANTS, BROKERS AND AGENTS, FROM ANY SUCH UNKNOWN CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES.

     NOTWITHSTANDING THE FOREGOING, PURCHASER DOES NOT WAIVE AND HEREBY RESERVES AND RETAINS ALL RIGHTS OF RECOVERY FROM AND AGAINST SELLER, WHETHER ARISING UNDER LAW OR OTHERWISE, IN


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

CONNECTION WITH ANY CLAIM BY ANY THIRD PARTY (OTHER THAN A GOVERNMENTAL AUTHORITY) FOR PERSONAL INJURY ARISING FROM OR RELATING TO ANY ALLEGED RELEASE OR ALLEGED EXPOSURE TO HAZARDOUS MATERIALS AT, ON, UNDER, ABOUT, WITHIN OR MIGRATING TO OR FROM OR RELATING TO THE PROPERTY, INCLUDING THE AIR (INDOOR AND OUTDOOR), SURFACE WATER, GROUNDWATER, SOIL, BUILDINGS, STRUCTURES, LAND SURFACE OR SUBSURFACE, AT THE PROPERTY, ON OR PRIOR TO THE CLOSING.

     NOTWITHSTANDING THE FOREGOING, SELLER DOES NOT WAIVE AND HEREBY RESERVES AND RETAINS ALL RIGHTS OF RECOVERY FROM AND AGAINST PURCHASER, WHETHER ARISING UNDER LAW OR OTHERWISE, IN CONNECTION WITH ANY CLAIM BY ANY THIRD PARTY (OTHER THAN A GOVERNMENTAL AUTHORITY) FOR PERSONAL INJURY ARISING FROM OR RELATING TO ANY ALLEGED RELEASE OR ALLEGED EXPOSURE TO HAZARDOUS MATERIALS AT, ON, UNDER, ABOUT, WITHIN OR MIGRATING TO OR FROM OR RELATING TO THE PROPERTY, INCLUDING THE AIR (INDOOR AND OUTDOOR), SURFACE WATER, GROUNDWATER, SOIL, BUILDINGS, STRUCTURES, LAND SURFACE OR SUBSURFACE, AT THE PROPERTY, AFTER THE CLOSING.

     SECTION 9.3 Environmental Indemnification. (a) If the Closing occurs, Purchaser agrees to indemnify, defend (at Purchaser's expense) and hold harmless Seller, from and against any actual or potential suit, action, order, claim, demand or judgment for investigation, cleanup, remediation, removal, or other response costs arising from any Environmental Condition and brought or issued by any Governmental Authority, Con Ed, or any other party ("Indemnified Environmental Claims"). Purchaser's indemnification obligation


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

under this Section 9.3(a) shall not be subject to any financial limitations and shall survive indefinitely. Purchaser's indemnification obligation shall not extend to, and in no event shall Purchaser be deemed obligated to indemnify Seller against, any Environmental Claims other than those subject to indemnification under this Section 9.3(a).

     (b) Purchaser shall have no obligation to indemnify Seller for Indemnified Environmental Claims:

          (1) to the extent arising from (A) any disclosure, report or other communication from Seller (or its agents) to any Governmental Authority or other third party, or (B) any intrusive investigation, sampling or testing performed by the Seller (or its agents), in each case, after the Effective Date except to the extent required by Environmental Law; or

          (2) to the extent arising from the breach of any of the warranties or representations set forth in Section 5.1(j); or

          (3) arising from any Environmental Condition the existence of which was disclosed in a disclosure, report or other written materials in Seller's possession prior to Closing but which was not disclosed to Purchaser prior to Closing, provided, however that there shall be no duplication of benefits to Purchaser under this section and for breach of representation or warranty under Section 5.1(j)(ii).

     (c) If Seller receives notice of any Indemnified Environmental Claims, and seeks indemnification under this Section, then Seller shall give prompt notice thereof to Purchaser, which notice shall specify the factual basis of such Indemnified Environmental Claim in reasonable detail to the extent then known to Seller. Purchaser shall diligently defend Seller in respect of such Indemnified Environmental Claim by attorneys and other professionals


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

reasonably approved by Seller, it being understood that the law firms listed on Schedule AB are hereby deemed approved by Seller. Purchaser and its counsel shall keep Seller reasonably informed as to the status of the defense of all Indemnified Environmental Claims, including, but not limited to, providing Seller with copies of all pleadings and correspondence and shall consult with Seller on the substance and manner of the defense of all Indemnified Environmental Claims.

     (d) Purchaser shall not, without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed, settle or compromise, or consent to a judgment in, any Indemnified Environmental Claim that will result in any liability to Seller which is not indemnified by Purchaser.

     (e) Seller agrees to reasonably cooperate with Purchaser in the conduct and resolution of any Indemnified Environmental Claim including providing Purchaser with access to witnesses and documents. In the defense or prosecution of any Indemnified Environmental Claim, Purchaser shall be subrogated to all Claims that Seller and Seller's predecessors-in-title may have or assert against Consolidated Edison Company of New York, Inc., its successors and assigns ("Con Ed"), or any other party, at law and/or in equity, arising from, related to or concerning any Environmental Condition ("Subrogated Claims"). If Purchaser's recovery on account of Subrogated Claims exceeds the sums, if any, incurred by Seller in connection with any Indemnified Environmental Claim under this Section 9.3, such excess shall be the sole property of Purchaser, and Seller hereby assigns to Purchaser and relinquishes all right, title and interest in such excess. Nothing in this sub-section is intended to imply that Purchaser's indemnification obligation under this Section 9.3 is limited by the value of the Subrogated


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Claims, nor does Seller make any representation or warranty as to the existence, viability or amount of the Subrogated Claims.

     "Environmental Condition" means any fact, event or circumstance (1) relating to any Release into or presence of Hazardous Materials in the air (indoor and outdoor), surface water, groundwater, soil, soil vapor, sediment, buildings, structures, land surface or subsurface, or (2) constituting a violation of, or giving rise to liability under, Environmental Law, in each case, relating to or emanating from the Property.

     "Environmental Law" means any Law now or hereafter in effect relating to the protection of human health, the environment, or occupational health and safety. Environmental Law includes, but is not limited to: (a) (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601 et seq.; (ii) the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; (iv) the Clean Water Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.;
(v) the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. Section 651 et seq., and (vi) each similar or analogous state or local Law, all as amended, modified or revised as of the Closing Date; and (b) common law duties and obligations that might give rise to claims for personal injury, contribution, or property damage allegedly due to, or arising from acts or omissions related to, Releases of or exposure to Hazardous Materials.

     "Hazardous Materials" means any and all substances (whether solid, liquid or gas) defined, listed or otherwise classified as pollutants (as defined at 33 U.S.C. 1362(6)), contaminants, solid waste (as defined at 42 U.S.C. 6903(27), hazardous wastes (as defined at 42 U.S.C. 6903(5)), hazardous substances (as defined at 42 U.S.C. 9601(14)), hazardous materials,


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extremely hazardous wastes or words of similar meaning or regulatory effect under any present or future Environmental Laws, including, but not limited to, petroleum and petroleum products and constituents, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, "mold" or "microbial" matter, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations and otherwise in compliance with Laws.

     "Release" means any release (as defined at 42 U.S.C. 9601(22)), disposal (as defined at 42 U.S.C. 6903(3)), deposit, discharge, emission (including vapor emissions), leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement or presence of Hazardous Materials.

     SECTION 9.4 Survival of Disclaimers. The provisions of this Article IX shall survive Closing or any termination of this Agreement.

                                    ARTICLE X

                                  MISCELLANEOUS

     SECTION 10.1 Confidentiality. Purchaser acknowledges that all information in respect of the Property furnished to Purchaser is and has been so furnished on the condition that Purchaser maintain the confidentiality thereof and that Purchaser has executed a confidentiality agreement ("Confidentiality Agreement") with respect to the Property. Accordingly, Purchaser acknowledges its obligations under the Confidentiality Agreement and reaffirms such obligations as if the same were set forth herein in its entirety. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection


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with this Agreement or the transaction contemplated herein. In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 10.1, Seller shall be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 10.1 shall survive any termination of this Agreement.

     SECTION 10.2 Public Disclosure. Prior to or after the Closing, except for public disclosures of Seller or an affiliate as required by applicable laws and regulations applicable to Seller or its affiliate or as made on the advice of counsel to comply with laws or regulations as determined by Seller any press release or other public announcement of information with respect to the sale contemplated herein shall be made only in the form reasonably approved by Purchaser and Seller. This paragraph shall survive the Closing.

     SECTION 10.3 Assignment. Subject to the provisions of this Section 10.3, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto. Purchaser may not assign its rights under this Agreement, directly or indirectly, without first obtaining Seller's written approval, which approval may be given or withheld in Seller's sole discretion, and any such attempted assignment without Seller's prior written approval shall be null and void; provided, that Purchaser shall have the right, without Seller's consent, to assign this Agreement or assign the right to receive the Property at Closing to another person or entity that is (i) controlled and managed, directly or indirectly, by Tishman Speyer Properties, L.P., and/or Tishman Speyer Crown Equities LLC, or (ii) controlled, managed or advised by BlackRock Realty Advisors, Inc. In the event Purchaser intends to assign its rights


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hereunder (a) Purchaser shall send Seller written notice thereof prior to
Closing, which request shall include the legal name and structure of the proposed assignee, as well as any other information that Seller may reasonably request, and (b) Purchaser and the proposed assignee shall execute an assignment and assumption of this Agreement in form and substance reasonably satisfactory to Seller. In no event shall any assignment of this Agreement release or discharge Purchaser from any liability or obligation hereunder. Notwithstanding the foregoing, under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller's sale of the Property to such person or entity would, in the reasonable opinion of Seller's ERISA advisor, create or otherwise cause a "prohibited transaction" under ERISA. Any transfer, directly or indirectly, of more than 50% of the partnership interest, membership interest, or other ownership interest in Purchaser shall constitute an assignment of this Agreement. The provisions of this Section 10.3 shall survive the Closing or any termination of this Agreement.

     SECTION 10.4 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in


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accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

     If to Seller:    Metropolitan Tower Life Insurance Company
                      c/o Metropolitan Life Insurance Company
                      10 Park Avenue
                      Morristown, New Jersey 07962
                      Attention: Vice President
                      Fax No. (973) 355-4460

     with a copy to:  Metropolitan Tower Life Insurance Company
                      c/o Metropolitan Life Insurance Company
                      10 Park Avenue
                      Morristown, New Jersey 07962
                      Attention: Chief Counsel
                                 Law Department, Real Estate Investments
                      Telephone No. (973) 355-4902
                      Telephone No. (973) 355-4920

     with a copy to:  Greenberg Traurig, LLP
                      200 Park Avenue
                      New York, New York 10166
                      Attention: Robert J. Ivanhoe, Esq.
                      Telephone No. (212) 801-9333
                      Telecopy No. (212) 801-6400

     If to Purchaser: c/o Tishman Speyer Properties, L.P.
                      520 Madison Ave., 6th Floor
                      New York, NY 10022
                      Attention: Chief Financial Officer
                      Telecopy No. (212) 588-1895

     with a copy to:  Tishman Speyer Properties, L.P.
                      520 Madison Ave., 6th Floor
                      New York, NY 10022
                      Attention: Chief Legal Officer
                      Telecopy No. (212) 588-1895

     and a copy to:   Fried, Frank, Harris, Shriver & Jacobson LLP
                      One New York Plaza
                      New York, NY 10004
                      Attention: Jonathan L. Mechanic, Esq.
                      Telecopy No. (212) 859-4000


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

     and a copy to:   BlackRock Realty Advisors, Inc.
                      300 Campus Drive, 3rd Floor
                      Florham Park, NJ 07932
                      Attention: Andrew Piekarski
                      Telecopy No. (646) 521-4960

     and a copy to:   BlackRock Realty Advisors, Inc.
                      50 California Street, Suite 200
                      San Francisco, CA 94111
                      Attention: General Counsel
                      Telecopy No. (415) 838-0092

     and a copy to:   Goodwin Proctor LLP
                      599 Lexington Avenue
                      New York, New York  10022
                      Attention: Ross D. Gillman
                      Telecopy No. (212) 355-3333

     SECTION 10.5 Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

     SECTION 10.6 Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter, other than any confidentiality agreement executed by Purchaser in connection with the Property.

     SECTION 10.7 Further Assurances. Each party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate the transaction contemplated by this Agreement. Purchaser further agrees that it shall cooperate in all reasonable respects with


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Seller with respect to preservation and enforcement by Seller of Seller's
Reserved Claims. The provisions of this Section 10.7 shall survive Closing.

     SECTION 10.8 Counterparts. This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

     SECTION 10.9 Facsimile Signatures. In order to expedite the transaction contemplated herein, telecopied and/or PDF signatures may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the telecopied and/or PDFed document, are aware that the other party will rely on the telecopied and/or PDFed signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

     SECTION 10.10 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect; provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to any party hereunder.

     SECTION 10.11 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located. Purchaser and Seller agree that the provisions of this Section 10.11 shall survive the Closing or any termination of this Agreement.

     SECTION 10.12 No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller


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and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

     SECTION 10.13 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

     SECTION 10.14 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

     SECTION 10.15 Recordation. This Agreement may not be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section 10.15 shall survive the Closing or any termination of this Agreement.

     SECTION 10.16 Audit Rights and Tenant Reconciliation Statements. For a period of four (4) years after the Closing, Purchaser shall allow Seller and its agents and representatives access without charge to (i) all files, records, books, materials and documents delivered to Purchaser at the Closing, and (ii) the financial records and financial statements for the Property (including but not limited to, financial records and financial statements related to the Reconciliation Statements, as such term is hereinafter defined) for the calendar year in which the Closing occurs and for the calendar year preceding the calendar year in which the Closing occurs, upon reasonable advance notice and at all reasonable times, to examine and to make copies of any and all such files, records, documents, and statements for any purpose relating to Seller's prior ownership of the Property, including, without limitation, prosecution and


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enforcement of the Reserved Claims and Reserved Litigation, which right shall survive the Closing. Purchaser shall prepare and provide to the tenants under the Leases a statement of the reconciliation of expenses between the landlord and the tenants under the Leases in accordance with the terms of the Leases (the "Reconciliation Statements"), and Purchaser shall provide Seller with copies of the Reconciliation Statements at the same time that they are furnished to the Tenants. If amounts are due from any Tenants based on the Reconciliation Statements, Purchaser shall make a good faith effort after Closing to collect the same in the usual course of Purchaser's operation of the Property, and upon collection, to remit to Seller, Seller's share of those amounts in accordance with the terms of Section 4.4 hereof; however, Purchaser shall not be obligated to institute any lawsuit or other collection procedures to collect said amounts. Seller may attempt to collect amounts due to it pursuant to the reconciliation of expenses between the landlord and the tenants in accordance with the terms of the Leases, and Seller may institute any lawsuit or collection procedures, but Seller may not evict any tenant after Closing. The provisions of this Section
10.16 shall survive the Closing.

     SECTION 10.17 Communication with Employees. Purchaser shall not through its officers, employees, managers, contractors, consultants, agents, representatives or any other person (including, without limitation, any person that conducted inspections by or on behalf of Purchaser), directly or indirectly, communicate with any Employees or any person representing any employees involving any matter with respect to the Property, the Employees or this Agreement, without Seller's prior written consent, which consent may be withheld in Seller's sole discretion, unless such communication is arranged by Seller. Seller shall reasonably cooperate with Purchaser in order to arrange communications pursuant to a schedule to be reasonably agreed upon by the parties, between Purchaser and the Employees in order to allow


                                       80

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Purchaser to interview the employees for possible continued employment, and
Purchaser shall apprise Seller from time to time as to its plans for communicating with such Employees, and to complete such communications in advance of the Closing. As used herein, the term "Employee" shall mean all employees presently employed by Seller, Manager, Manager Employer or the Third Party Contractor at the Property.

     SECTION 10.18 Termination of Agreement. If this Agreement is terminated by Purchaser or Seller in accordance with any of the provisions of this Agreement that give Purchaser or Seller the right to terminate this Agreement, the neither party shall have any further rights or obligations hereunder (except for indemnity and other surviving obligations of either party pursuant to the other provisions of this Agreement) and the Deposit shall be returned to Purchaser and each party shall bear its own costs incurred hereunder.

     SECTION 10.19 1031 Exchange. Purchaser agrees to reasonably cooperate with Seller (without liability or cost to Purchaser) in Seller's efforts to consummate the sale of the Property in a manner which qualifies as a so-called "deferred" or "like-kind" exchange pursuant to Section 1031 of the Internal Revenue Code for Seller, one or more of Seller's partners or principals, or of any affiliate thereof (a "Seller 1031 Exchange"). Such cooperation shall include, without limitation, acquiring the Property or any portion thereof or interest therein from a qualified intermediary, Seller assigning all or any portion of its rights and/or obligations under this Agreement to a qualified intermediary and Purchaser paying all or any portion of the Purchase Price to a qualified intermediary. No assignment of rights under this Agreement to a qualified intermediary shall effect a release of Seller from obligations under this Agreement or impose any additional obligation or liability except to a de minimus extent on Purchaser. Seller shall fully indemnify, defend and hold Purchaser harmless from and against any and all liability,


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claims, damages, expenses (including, without limitation, reasonable attorneys'
fees other than those incurred prior to Closing to review documents to facilitate the Seller 1031 Exchange), taxes, fees, proceedings and causes of action of any kind or nature whatsoever arising out of, connected with or in any manner related to such Seller 1031 Exchange. The provisions of the immediately preceding sentence shall survive Closing and the transfer of the Property to Purchaser.

     SECTION 10.20 No Waiver. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed as a waiver of any of such provisions, or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of the Agreement shall be held to be a waiver of any other or subsequent breach.

     SECTION 10.21 No Survival. Except for the representations warranties, covenants or other agreements by Seller set forth in this Agreement which are expressly stated to survive the Closing, the delivery and acceptance of the Deed at Closing shall be deemed to constitute full compliance by Seller of all of the terms, conditions and covenants of this Agreement on the part of Seller to be performed.

     SECTION 10.22 Transfer Fee.

     (A) As additional consideration for the conveyance of the Property, Purchaser shall pay to Seller 100% of the Net Gain on any Transfer that occurs from and after the Closing Date to the second anniversary of the Closing Date, as follows:

          (i) "Transfer" means (a) any direct or indirect transfer of the Property which results in the Property not being controlled by Tishman Speyer Property, L.P., Tishman Speyer Crown Equities LLC, BlackRock Realty Advisors, Inc., and/or any Affiliate thereof, and


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(b) any option or similar contract which allows the holder to effectuate a
Transfer by payment of consideration within twenty-four (24) months after its issuance. The term "Transfer" does not include any of the foregoing to an Affiliate (as hereinafter defined), and does not include any mortgage loan or mezzanine loan made substantially on institutional loan terms or any equity investment in Purchaser at Purchaser's basis plus costs and expenses, accrued interest, accrued preferred returns, acquisition fees, financing fees, asset management fees and similar fees, or any compensation in the nature of a "promote". An "Affiliate" for purposes of this Section 10.22 means, when used with reference to a specified party, any person or entity that directly or indirectly controls, or is controlled by, or is under common control with the specified party.

          (ii) A Transfer shall be deemed to have occurred upon the delivery of a deed, assignment, stock purchase agreement, merger certificate or other evidence of such Transfer to the transferee or its agent or designee and payment of consideration therefore. A Transfer pursuant to an option or similar contract shall be deemed to have occurred upon the exercise of the applicable option, the delivery (if applicable) of a deed, assignment or other evidence of such Transfer to the transferee or its agent or designee and payment of consideration therefor.

          (iii) "Net Gain" with respect to any asset or interest subject to a Transfer is the excess, as of the date of such Transfer, of (a) the fair market value of the gross consideration (including, without limitation, cash and all other property, notes, securities, contracts, and instruments) given to or for the benefit of Purchaser or any direct or indirect holder of an interest in Purchaser (other than the sale of stock in any publicly held company) or the Property in connection with the Transfer of such asset or interest over (b) the sum of (1) all reasonable Transfer expenses, such as legal fees, brokerage commissions, transfer taxes,


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recording fees, and other fees for customary transfer services paid to parties unrelated to Purchaser, the transferor, and the transferee in connection with the Transfer of such asset or interest, plus (2) the product of the Cost Percentage indicated below for such asset or interest multiplied by the Purchase Price, plus (3) the unamortized portion of any additional capitalized or expensed investment fully paid by Purchaser (as evidenced to the reasonable satisfaction of Seller) after the Closing Date and prior to the Transfer which is attributable to such asset or interest.

If the entire Property or all of the ownership interests in Purchaser are the subject of a Transfer, the Cost Percentage shall be one hundred percent (100%). If the interest subject to a Transfer represents less than one hundred percent of the ownership interest in Purchaser, the applicable Cost Percentage for such Transfer shall be equal to the percentage of ownership interest being transferred.

     (B) The additional consideration payable by Purchaser to Seller under this
Section 10.22 shall be due and payable by wire transfer of immediately available funds (to an account designated by Seller) within ten (10) days after the date the Transfer occurs, whether or not the gross consideration given in connection with Transfer is in cash or non-cash form.

     (C) Any dispute arising from or in any way relating to this Section 10.22, including breach thereof, shall be determined in a federal or state court in the City of New York, to which Purchaser and Seller hereby submit for jurisdiction; provided, that by written notice to Purchaser given within twenty (20) days after Seller has been served with a complaint which has been filed in court, Seller may in its sole and absolute discretion cause such dispute to be resolved instead by expedited arbitration in accord with the Commercial Arbitration Rules for Expedited Procedures of the American Arbitration Association by a single arbitrator who is


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appointed by the President of the Real Estate Board of New York and has no
affiliation with any party to such dispute.

     (D) The provisions of this Section 10.22 shall survive the Closing.

     SECTION 10.23 Exculpation. Seller agrees that it does not have and will not have any claims, causes of action, or recourse against any disclosed or undisclosed, past, present or future, direct or indirect officer, director, agent, incorporator, representative, employee, trustee, shareholder, partner, member, manager, principal, parent, subsidiary or other affiliate of Purchaser, including, without limitation, Tishman Speyer Properties, L.P. or BlackRock Realty Advisors, Inc. or any officer, director, agent, incorporator, representative, employee, trustee, shareholder, partner, member, manager, principal of any such parent, subsidiary or other affiliate (collectively, "Purchaser's Parties"), arising out of or in connection with this Agreement or the transactions contemplated hereby. Seller agrees to look solely to Purchaser and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, or for the payment or collection of any amount, judgment, judicial process, arbitral award, fee or cost or any other obligation or claim arising out of or based upon this Agreement, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Purchaser's Parties with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this Section 10.23, Seller hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Purchaser's Parties, and hereby unconditionally and irrevocably releases and discharges Purchaser's Parties from any and all liability whatsoever which may now


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or hereafter accrue in favor of Seller against Purchaser's Parties, in connection with or arising out of this Agreement or the transactions contemplated hereby. The provisions of this Section 10.23 shall survive the termination of this Agreement and the Closing.

     SECTION 10.24 Cooperation. Seller agrees to provide to Purchaser, at no cost or expense to Seller, after the Closing, information reasonable required in connection with Purchaser's ownership, operation or intended use of the Property. Such information shall include, but not be limited to, Seller providing the items, to the extent in Seller's possession, listed on the attached Exhibit AC. The provisions of this Section 10.24 shall survive the Closing for a period of 4 years.


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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

METROPOLITAN TOWER LIFE INSURANCE
COMPANY,
a Delaware corporation


By:  /s/ Robert Merck
    ---------------------------------
Name:  Robert Merck
      -------------------------------
Title: Vice President
       ------------------------------


PURCHASER:

TISHMAN SPEYER DEVELOPMENT CORP.,
a Delaware corporation


By:  /s/ Robert Speyer
    ---------------------------------
Name:  Robert Speyer
      -------------------------------
Title: Senior Managing Director
       ------------------------------


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                                [Stuyvesant Town]

     Escrow Agent executes this Agreement below solely for the purpose of acknowledging that it agrees to be bound by the provisions of Sections 1.6 and
1.7 hereof.

ESCROW AGENT:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION


By: /s/ William P. Lopriore, Jr.
    ---------------------------------
Name: William P. Lopriore, Jr.
      -------------------------------
Title: Vice President
       ------------------------------